    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 14, 2000



                                             Registration No.


                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549
                                   FORM N-4
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                                      and


        REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940


                    LINCOLN LIFE VARIABLE ANNUITY ACCOUNT T
                          (EXACT NAME OF REGISTRANT)
                  THE LINCOLN NATIONAL LIFE INSURANCE COMPANY
                              (NAME OF DEPOSITOR)

      1300 South Clinton Street, P.O. Box 1110, Fort Wayne, Indiana 46801
             (ADDRESS OF DEPOSITOR'S PRINCIPAL EXECUTIVE OFFICES)

               DEPOSITOR'S TELEPHONE NUMBER, INCLUDING AREA CODE
                                 (219)455-2000


                         ELIZABETH A. FREDERICK, ESQ.
                            1300 S. Clinton Street
                          Post Office Box 1110
                        Fort Wayne, Indiana  46802

--------------------------------------------------------------------------------
                    (Name and Address of Agent for Service)

                                   COPY TO:
                              Gary D. Cohen, Esq.
                        Freedman, Levy, Kroll & Simonds
                         Washington Square, Suite 825
                         1050 Connecticut Avenue, N.W.
                             Washington, DC  20036

                     Title of securities being registered:
  Interests in a separate account under individual flexible premium deferred variable annuity contracts.

--------------------------------------------------------------------------------

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), shall determine.

This Registration Statement contains two annuity contracts, which are identical, except the contracts have different charges because they will be offered for sale through two different distribution channels. Each contract variation has its own prospectus.

SEI Variable Annuity
Lincoln Life Variable Annuity Account T
Individual variable annuity contract

Home Office:
Lincoln National Life Insurance Company
1300 South Clinton Street
Fort Wayne, IN 46801

This prospectus describes the individual flexible premium deferred variable annuity contract that is issued by Lincoln National Life Insurance Company (Lincoln Life). It is primarily for use with nonqualified plans and retirement plans under Sections 408 (IRAs) and 408A (Roth IRAs) of the tax code. Non-ERISA 403(b) business will only be accepted for purchase payments that are either lump sum or rollovers. Generally, you do not pay federal income tax on the contract's growth until it is paid out. The contract is designed to accumulate account value and to provide retirement income that you cannot outlive or for an agreed upon time. If you die before the annuity commencement date, we will pay your beneficiary a death benefit. In the alternative, you may choose to receive a death benefit on the death of the annuitant.

The minimum initial purchase payment for the contract is $25,000.

Additional purchase payments may be made to the contract and must be at least $100.

All purchase payments for benefits will be placed in Lincoln Life Variable Annuity Account T (variable annuity account [VAA]). The VAA is a segregated investment account of Lincoln Life. You take all of the investment risk on the account value and the retirement income. If the subaccounts you select make money, your account value goes up; if they lose money, your account value goes down. How much it goes up or down depends on the performance of the subaccounts you select. We do not guarantee how any of the variable options or their funds will perform. Also, neither the U.S. Government nor any federal agency insures or guarantees your investment in the contract.

The available funds, listed below, are each part of SEI Insurance Products Trust (trust):
SEI VP Large Cap Value Fund
SEI VP Large Cap Growth Fund
SEI VP Small Cap Value Fund
SEI VP Small Cap Growth Fund
SEI VP International Equity Fund
SEI VP Emerging Markets Equity Fund
SEI VP Core Fixed Income Fund
SEI VP High Yield Bond Fund
SEI VP International Fixed Income Fund
SEI VP Emerging Markets Debt Fund
SEI VP Prime Obligations Fund

This Prospectus gives you information about the contract that you should know before you decide to buy a contract and make purchase payments. You should also review the prospectus for the funds that are attached, and keep both prospectuses for future reference.

Neither the SEC nor any state securities commission has approved this contract or determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

You can obtain a Statement of Additional Information (SAI) about the contract that has more information. Its terms are made part of this Prospectus. For a free copy, write: Lincoln National Life Insurance Company, P.O. Box 2348, Fort Wayne, Indiana 46801, or call 1-800-942-5500. The SAI and other information about Lincoln Life and Account T are also available on the SEC's web site (http:\\www.sec.gov). There is a table of contents for the SAI on the last page of this Prospectus.
                  , 2000

Table of contents

                                                                            Page
--------------------------------------------------------------------------------
Special terms..............................................................   2
--------------------------------------------------------------------------------
Expense tables.............................................................   3
--------------------------------------------------------------------------------
Summary....................................................................   6
--------------------------------------------------------------------------------
Investment results.........................................................   6
--------------------------------------------------------------------------------
Financial statements.......................................................   7
--------------------------------------------------------------------------------
Lincoln National Life Insurance Co.........................................   7
--------------------------------------------------------------------------------
General account............................................................   7
--------------------------------------------------------------------------------
Variable annuity account (VAA).............................................   7
--------------------------------------------------------------------------------
Investments of the variable annuity account................................   8
--------------------------------------------------------------------------------
Charges and other deductions...............................................  10
--------------------------------------------------------------------------------
The contracts..............................................................  10
--------------------------------------------------------------------------------
Annuity payouts............................................................  14

--------------------------------------------------------------------------------


                                                                            Page
--------------------------------------------------------------------------------
Federal tax matters.......................................................   16
--------------------------------------------------------------------------------
Voting rights.............................................................   19
--------------------------------------------------------------------------------
Distribution of the contracts.............................................   19
--------------------------------------------------------------------------------
Return privilege..........................................................   20
--------------------------------------------------------------------------------
State regulation..........................................................   20
--------------------------------------------------------------------------------
Restrictions under the Texas Optional Retirement Program..................   20
--------------------------------------------------------------------------------
Records and reports.......................................................   20
--------------------------------------------------------------------------------
Other information.........................................................   20
--------------------------------------------------------------------------------
Statement of additional information table of contents for Variable Annuity
 Account T SEI Variable Annuity...........................................   21

--------------------------------------------------------------------------------

Special terms

(We have italicized the terms that have special meaning throughout the Prospectus).
Account or variable annuity account (VAA)--The segregated investment account, Account T, into which Lincoln Life sets aside and invests the assets of the contract offered in this Prospectus.
Account value --At a given time before the annuity commencement date, the total value of all accumulation units for a contract.
Accumulation unit--A measure used to calculate account value before the annuity commencement date.
Annuitant--The person on whose life the annuity benefit payments are based and upon whose death a death benefit may be paid.
Annuity commencement date--The valuation date when funds are withdrawn or converted into annuity units for payment of retirement income benefits under the annuity payout option you select.
Annuity payout--An amount paid at regular intervals after the annuity commencement date under one of several options available to the annuitant and/or any other payee. This amount may be paid on a variable or fixed basis or a combination of both.
Annuity unit--A measure used to calculate the amount of annuity payouts after the annuity commencement date.
Beneficiary--The person you choose to receive the death benefit.
Contractowner (you, your, owner)--The person who has the ability to exercise the rights within the contract (decides on investment allocations, transfers, payout option, designates the beneficiary, etc.) Usually, but not always, the owner is the annuitant.
Contract year--Each one-year period starting with the effective date of the contract and starting with each contract anniversary after that.
Death benefit--The amount payable to your designated beneficiary if the owner dies before the annuity commencement date or, if selected, to the contractowner if the annuitant dies. Four death benefit options are available.
Lincoln Life (we, us, our)--Lincoln National Life Insurance Company.
Purchase payments--Amounts paid into the contract.
Subaccount or SEI Variable Annuity subaccount--The portion of the VAA that reflects investments in accumulation and annuity units of a class of a particular fund available under the contracts. There is a separate subaccount which corresponds to each class of a fund.
Trust--SEI Insurance Products Trust (trust), the funds to which you direct purchase payments.
Valuation date--Each day the New York Stock Exchange (NYSE) is open for trading.
Valuation period--The period starting at the close of trading (currently 4:00 p.m. New York time) on each day that the NYSE is open for trading (valuation date) and ending at the close of such trading on the next valuation date.

Expense tables

Summary of Contractowner expenses:

Annual Account Fee: $40

(See Charges and other deductions).

The account fee will be waived for any contract year if your account value equals or exceeds $50,000.00.

--------------------------------------------------------------------------------
Account T annual expenses for SEI Variable Annuity subaccounts:*
(as a percentage of average account value)

                                             Death benefit options
                                          ----------------------------
                                                  Return  Annual 5%
                                          Account of      Step-  Step-
                                          Value   Premium Up     Up
Mortality and expense risk charge:         1.20%   1.25%  1.35%  1.50%
Administrative charge:                     0.15%   0.15%  0.15%  0.15%
                                           -----   -----  -----  -----
Total annual charge for each subaccount:   1.35%   1.40%  1.50%  1.65%

The
mortality
and expense
risk charge
is based on
the
particular
death
benefit
option you
choose. (See
Charges and
other
deductions.)

Annual expenses of the funds:
(as a percentage of each fund's average net assets):

                           Management          Other expenses        Total expenses  Total expenses
                           Fees (before        (before any           (before any     (after any
                           any waivers/        waivers/              waivers/        waivers/
                           reimbursements)     reimbursements)**     reimbursements) reimbursements)***
                           --------------- +   ----------------- =   --------------- ------------------
 1. Large Cap Value             0.35%                0.60%                0.95%            0.85%
-------------------------------------------------------------------------------------------------------
 2. Large Cap Growth            0.40%                0.60%                1.00%            0.85%
-------------------------------------------------------------------------------------------------------
 3. Small Cap Value             0.65%                0.55%                1.20%            1.10%
-------------------------------------------------------------------------------------------------------
 4. Small Cap Growth            0.65%                0.55%                1.20%            1.10%
-------------------------------------------------------------------------------------------------------
 5. International Equity        0.51%                0.90%                1.41%            1.28%
-------------------------------------------------------------------------------------------------------
 6. Emerging Markets
  Equity                        1.05%                1.29%                2.34%            1.95%
-------------------------------------------------------------------------------------------------------
 7. Core Fixed Income           0.28%                0.42%                0.70%            0.60%
-------------------------------------------------------------------------------------------------------
 8. High Yield Bond             0.49%                0.50%                0.99%            0.85%
-------------------------------------------------------------------------------------------------------
 9. International Fixed
  Income                        0.30%                0.91%                1.21%            1.00%
-------------------------------------------------------------------------------------------------------
10. Emerging Markets Debt       0.85%                1.10%                1.95%            1.35%
-------------------------------------------------------------------------------------------------------
11. Prime Obligations           0.08%                0.70%                0.78%            0.44%
-------------------------------------------------------------------------------------------------------

* The VAA is divided into separately named subaccounts, eleven of which are available under the contracts. Each subaccount, in turn, invests purchase payments in shares of its respective fund.
** Other expenses are based on estimated amounts for the current fiscal year. ***The funds' total actual fund operating expenses for the current fiscal year are expected to be less than the amount shown above because SIMC and SEI Investments Fund Management will each voluntarily waive a portion of its fee in order to keep total operating expenses at a specified level. SIMC and/or SEI Investments Fund Management may discontinue all or part of their waivers at any time.

Examples

(expenses of the subaccounts and of the funds):

If you surrender your contract at the end of the time period shown, you would pay the following expenses on a $1,000 investment, assuming a 5% annual return:

                                            1 year 3 years
For Account Value Death Benefit:
 1. SEI VP Large Cap Growth Fund             $23     $72
----------------------------------------------------------
 2. SEI VP Large Cap Value Fund               24      72
----------------------------------------------------------
 3. SEI VP Small Cap Growth Fund              26      77
----------------------------------------------------------
 4. SEI VP Small Cap Value Fund               26      77
----------------------------------------------------------
 5. SEI VP International Equity Fund          28      83
----------------------------------------------------------
 6. SEI VP Emerging Markets Equity Fund       37     109
----------------------------------------------------------
 7. SEI VP Core Fixed Income Fund             21      63
----------------------------------------------------------
 8. SEI VP High Yield Bond Fund               24      71
----------------------------------------------------------
 9. SEI VP International Fixed Income Fund    26      78
----------------------------------------------------------
10. SEI VP Emerging Markets Debt Fund         33      98
----------------------------------------------------------
11. SEI VP Prime Obligations Fund             21      64
----------------------------------------------------------
For Return of Premium Death Benefit:
 1. SEI VP Large Cap Growth Fund             $24     $74
----------------------------------------------------------
 2. SEI VP Large Cap Value Fund               24      73
----------------------------------------------------------
 3. SEI VP Small Cap Growth Fund              26      79
----------------------------------------------------------
 4. SEI VP Small Cap Value Fund               26      79
----------------------------------------------------------
 5. SEI VP International Equity Fund          28      85
----------------------------------------------------------
 6. SEI VP Emerging Markets Equity Fund       38     110
----------------------------------------------------------
 7. SEI VP Core Fixed Income Fund             21      64
----------------------------------------------------------
 8. SEI VP High Yield Bond Fund               24      73
----------------------------------------------------------
 9. SEI VP International Fixed Income Fund    26      79
----------------------------------------------------------
10. SEI VP Emerging Markets Debt Fund         34     100
----------------------------------------------------------
11. SEI VP Prime Obligations Fund             22      65
----------------------------------------------------------

                                            1 year 3 years
For Annual Step-Up Death Benefit:
 1. SEI VP Large Cap Growth Fund             $25     $77
----------------------------------------------------------
 2. SEI VP Large Cap Value Fund               25      76
----------------------------------------------------------
 3. SEI VP Small Cap Growth Fund              27      82
----------------------------------------------------------
 4. SEI VP Small Cap Value Fund               27      82
----------------------------------------------------------
 5. SEI VP International Equity Fund          29      87
----------------------------------------------------------
 6. SEI VP Emerging Markets Equity Fund       39     113
----------------------------------------------------------
 7. SEI VP Core Fixed Income Fund             22      67
----------------------------------------------------------
 8. SEI VP High Yield Bond Fund               25      76
----------------------------------------------------------
 9. SEI VP International Fixed Income Fund    27      82
----------------------------------------------------------
10. SEI VP Emerging Markets Debt Fund         35     102
----------------------------------------------------------
11. SEI VP Prime Obligations Fund             23      68
----------------------------------------------------------
For 5% Step-Up Death Benefit:
 1. SEI VP Large Cap Growth Fund             $26     $81
----------------------------------------------------------
 2. SEI VP Large Cap Value Fund               27      80
----------------------------------------------------------
 3. SEI VP Small Cap Growth Fund              29      86
----------------------------------------------------------
 4. SEI VP Small Cap Value Fund               29      86
----------------------------------------------------------
 5. SEI VP International Equity Fund          31      92
----------------------------------------------------------
 6. SEI VP Emerging Markets Equity Fund       40     117
----------------------------------------------------------
 7. SEI VP Core Fixed Income Fund             24      72
----------------------------------------------------------
 8. SEI VP High Yield Bond Fund               27      80
----------------------------------------------------------
 9. SEI VP International Fixed Income Fund    29      86
----------------------------------------------------------
10. SEI VP Emerging Markets Debt Fund         36     106
----------------------------------------------------------
11. SEI VP Prime Obligations Fund             24      72
----------------------------------------------------------

We provide these examples to help you understand the direct and indirect costs and expenses of the contract. Examples are given for each of the death benefit options.

For more information, see Charges and other deductions in this Prospectus, and in the Prospectus for the funds. Premium taxes may also apply, although they do not appear in the examples. These examples should not be considered a representation of past or future expenses. Actual expenses may be more or less than those shown.

Summary

What kind of contract am I buying? It is an individual variable annuity contract between you and Lincoln Life. See The contracts.

What is the variable annuity account (VAA)? It is a separate account we established under Indiana insurance law, and registered with the SEC as a unit investment trust. VAA assets are allocated to one or more subaccounts, according to your investment choices. VAA assets are not chargeable with liabilities arising out of any other business which Lincoln Life may conduct. See Variable annuity account.

What are my investment choices? Based upon your instruction, the VAA applies purchase payments to buy trust shares in one or more of the investment funds of the trust: Large Cap Value Fund, Large Cap Growth Fund, Small Cap Value Fund, Small Cap Growth Fund, International Equity Fund, Emerging Markets Equity Fund, Core Fixed Income Fund, High Yield Bond Fund, International Fixed Income Fund, Emerging Markets Debt Fund, Prime Obligations Fund. In turn, each fund holds a portfolio of securities consistent with its investment policy. See Investments of the variable annuity account and Description of the trust.

Who invests my money? The investment adviser for the trust is SEI Investments Management Corporation (SIMC). SIMC is registered as an investment adviser with the SEC. See Investments of the variable annuity and Investment adviser.

How does the contract work? If we approve your application, we will send you a contract. When you make purchase payments during the accumulation phase, you buy accumulation units. If you decide to receive retirement income payments, your accumulation units are converted to annuity units. Your retirement income payments will be based on the number of annuity units you received and the value of each annuity unit on payout days. See The contracts.

What charges do I pay under the contract? We will deduct any applicable premium tax from purchase payments or account value at the time the tax is incurred or at another time we choose.

We apply an annual charge totaling 1.35%, 1.40%, 1.50% or 1.65% to the daily net asset value of the VAA depending on the death benefit option chosen. This charge includes 0.15% as an administrative charge; the balance of the charge is a mortality and expense risk charge. We charge an account fee of $40 per contract year if the account value is less than $50,000. See Charges and other deductions.

This trust pays a management fee to SIMC based on the average daily net asset value of each fund. See Investments of the variable annuity account-Investment adviser. Each fund also has additional operating expenses. These are described in the Prospectus for the trust.

What purchase payments do I make, and how often? Subject to minimum and maximum purchase payment amounts, your payments are completely flexible. See The contracts--Purchase payments.

How will my annuity payouts be calculated? If you decide to annuitize, you may select an annuity option and start receiving retirement income payments from your contract as a fixed option or variable option or a combination of both. See Annuity options. Remember that participants in the VAA benefit from any gain, and take a risk of any loss, in the value of the securities in the funds' portfolios.

What happens if I die before I annuitize? Your beneficiary will receive the death benefit you have chosen. Your beneficiary has options as to how the death benefit is paid or you may choose an option for your beneficiary. See Death benefit before the annuity commencement date.

May I transfer account value between variable options? Yes, with certain limits. See The contracts--Transfers on or before the annuity commencement date: and Transfers after the annuity commencement date.

May I surrender the contract or make a withdrawal? Yes, subject to contract requirements and to the restrictions of any qualified retirement plan for which the contract was purchased. See Surrenders and withdrawals.

In addition, if you decide to take a distribution before age 59 1/2, a 10% Internal Revenue Service (IRS) tax penalty may apply. A surrender or a withdrawal also may be subject to 20% withholding. See Federal tax status and withholding.

Do I get a free look at this contract? Yes. You can cancel the contract within ten days (in some states longer) of the date you first receive the contract. You need to return the contract, postage prepaid, to our home office. In most states you assume the risk of any market drop on purchase payments you allocate to the variable side of the contract. See Return privilege.

Investment results

At times, the VAA may compare its investment results to various unmanaged indices or other variable annuities in reports to shareholders, sales literature and advertisements. The results will be calculated on a total return basis for various periods. Total returns include the reinvestment of all distributions, which are reflected in changes in unit value. See the SAI for further information.

Financial statements

The financial statements of the VAA and the statutory-basis financial statements of Lincoln Life are located in the SAI. If you would like a free copy of the SAI, complete and mail the enclosed card, or call 1-800-942-5500.

Lincoln National Life Insurance Co.

Lincoln Life was founded in 1905 and is organized under Indiana law. We are one of the largest stock life insurance companies in the United States. We are owned by Lincoln Financial Group (LFG) which is also organized under Indiana law. LFG's primary businesses are insurance and financial services.

General account

The general account of Lincoln Life is subject to regulation and supervision by the Indiana Department of Insurance as well as the insurance laws and regulations of the jurisdictions in which the contracts are distributed.

In reliance on certain exemptions, exclusions and rules, Lincoln Life has not registered interests in the general account as a security under the Securities Act of 1933 and has not registered the general account as an investment company under the Investment Company Act of 1940. Accordingly, neither the general account nor any interests in it are regulated under the 1933 Act or the 1940 Act. Lincoln Life has been advised that the staff of the SEC has not made a review of the disclosures which are included in this Prospectus which relate to our general account. These disclosures, however, may be subject to certain generally applicable provisions of the federal securities laws regulating the accuracy and completeness of statements made in prospectuses. This Prospectus is generally intended to serve as a disclosure document only for aspects of the contract involving the VAA, and therefore contains only selected information regarding the fixed annuity payouts.

Variable annuity account
(VAA)

On January 25, 2000, the VAA was established as an insurance company separate account under Indiana law. It is registered with the SEC as a unit investment trust under the provisions of the Investment Company Act of 1940 (1940 Act). The SEC does not supervise the VAA or Lincoln Life. The VAA is a segregated investment account, meaning that its assets may not be charged with liabilities resulting from any other business that we may conduct. Income, gains and losses, whether realized or not, from assets allocated to the VAA are, in accordance with the applicable annuity contracts, credited to or charged against the VAA. They are credited or charged without regard to any other income, gains or losses of Lincoln Life. The VAA satisfies the definition of a separate account under the federal securities laws. We do not guarantee the investment performance of the VAA. Any investment gain or loss depends on the investment performance of the funds. You assume the full investment risk for all amounts placed in the VAA.

The VAA is used to support other annuity contracts offered by Lincoln Life in addition to the contracts described in this Prospectus. The other annuity contracts supported by the VAA invest in the same portfolios of the trust as the contracts described in this Prospectus. These other annuity contracts may have different charges that could affect the performance of the subaccount.

Investments of the variable annuity account

You decide the subaccount(s) to which you allocate purchase payments. You may change your allocation without penalty or charges. Shares of the funds will be sold at net asset value. The trust is required to redeem fund shares at net asset value upon our request. We reserve the right to add, delete or substitute funds.

Investment adviser
The investment adviser for the trust is SEI Investments Management Corporation
(SIMC). As compensation for its services to the trust, the investment adviser receives a fee from the trust which is accrued daily and paid monthly. This fee is based on the net assets of each fund, as defined under Purchase and Redemption of Shares, in the Prospectus for the trust.

Additionally, SIMC currently has thirty-two sub-advisory agreements in which the sub-adviser may perform some or substantially all of the investment advisory services required by those respective funds. See the trust prospectus for additional information on the sub-adviser.

No additional compensation from the assets of those funds will be assessed as a result of the sub-advisory agreements.

Description of the trust
SEI Insurance Products Trust (trust) is an open-end management investment company that has diversified and non-diversified portfolios. The trust was organized as a Massachusetts business trust under a Declaration of Trust dated December 14, 1998. The Declaration of Trust permits the trust to offer separate series ("funds") of units of beneficial interest ("shares") and different classes of shares. Each share of each fund represents an equal proportionate interest in that fund with each other share of that fund. All consideration received by the trust for shares of any class of any fund and all assets of such fund or class belong to that fund or class, respectively, and would be subject to the liabilities related thereto.

Following are brief summaries of the investment objectives and policies of the funds. Each fund is subject to certain investment policies and restrictions which may not be changed without a majority vote of shareholders of that fund. More detailed information may be obtained from the current Prospectus for the trust which is included in this booklet. Please be advised that there is no assurance that any of the funds will achieve their stated objectives.

1. SEI VP LARGE CAP VALUE FUND--The investment objective of the SEI VP Large Cap Value Fund is long-term growth of capital and income.

  The Fund invests primarily in common stocks of U.S. companies with market capitalizations of more than $1 billion.

2. SEI VP LARGE CAP GROWTH FUND--The investment objective of the SEI VP Large Cap Growth Fund is capital appreciation.

  The Fund invests primarily in U.S. companies with market capitalizations of more than $1 billion.

3. SEI VP SMALL CAP VALUE FUND--The investment objective of the SEI VP Small Cap Value Fund is capital appreciation.

  The Fund invests primarily in common stocks of U.S. companies with market capitalizations of less than $2 billion.

4. SEI VP SMALL CAP GROWTH FUND--The investment objective of the SEI VP Small Cap Growth Fund is long-term capital appreciation.

  The Fund invests primarily in common stocks of U.S. companies with market capitalizations less than $2 billion.

5. SEI VP INTERNATIONAL EQUITY FUND--The SEI VP International Equity Fund seeks to provide long-term capital appreciation by investing primarily in a diver-sified portfolio of equity securities of non-U.S. issuers.


6. SEI VP EMERGING MARKETS EQUITY FUND--The SEI VP Emerging Markets Equity Fund seeks to provide capital appreciation by investing primarily in a diversi-fied portfolio of equity securities of emerging market issuers.


7. SEI VP CORE FIXED INCOME FUND--The investment objective of the SEI VP Core Fixed Income Fund is current income consistent with the preservation of cap-ital.

  The Fund invests primarily in investment grade U.S. corporate and government fixed income securities, including mortgage-backed securities.

8. SEI VP HIGH YIELD BOND FUND--The investment objective of the SEI VP High Yield Bond Fund is to maximize total return.

  The Fund invests primarily in fixed income securities that are rated below investment grade ("junk bonds"), including corporate bonds and debentures, convertible and preferred securities, and zero coupon obligations.

9. SEI VP INTERNATIONAL FIXED INCOME FUND--The SEI VP International Fixed In-come Fund seeks to provided capital appreciation and current income through investment primarily in investment grade, non-U.S. dollar denominated gov-ernment, corporate, mortgage-backed and asset-backed fixed income securi-ties.

10. SEI VP EMERGING MARKETS DEBT FUND--The investment objective of the SEI VP Emerging Markets Debt Fund is to maximize total return.

  The Fund invests primarily in U.S. dollar denominated debt securities of government, government-related and corporate issuers in emerging market countries and of entities organized to restructure the outstanding debt of such issuers.

11. SEI VP PRIME OBLIGATION FUND--The SEI VP Prime Obligation Fund seeks to preserve principal value and maintain a high degree of liquidity while pro-viding current income.

Asset allocation portfolios
SIMC currently offers twelve asset allocation portfolios which are available to variable annuity purchasers. You can choose one of these asset allocation portfolios or choose the customized allocation in which you determine your own allocations among the funds. If you choose one of these asset allocation portfolios, SIMC will determine the allocation of your purchase payments into the funds.

If you want to change your portfolio selection, you must notify us in writing or over the telephone, if we have received proper telephone authorization.

The available portfolios are:

1. VP INSTITUTIONAL MODERATE GROWTH & INCOME PORTFOLIO

2. VP INSTITUTIONAL GROWTH & INCOME PORTFOLIO

3. VP INSTITUTIONAL CAPITAL GROWTH PORTFOLIO

4. VP INSTITUTIONAL EQUITY PORTFOLIO

5. VP GLOBAL MODERATE GROWTH & INCOME PORTFOLIO

6. VP GLOBAL GROWTH & INCOME PORTFOLIO

7. VP GLOBAL CAPITAL GROWTH PORTFOLIO

8. VP GLOBAL EQUITY PORTFOLIO

9. VP MODERATE GROWTH & INCOME PORTFOLIO

10. . VP GROWTH & INCOME PORTFOLIO

11. VP CAPITAL GROWTH PORTFOLIO


12. VP DOMESTIC EQUITY PORTFOLIO

Sale of fund shares
We will purchase shares of the funds at net asset value and direct them to the appropriate subaccounts of the VAA. We will redeem sufficient shares of the appropriate funds to pay annuity payouts, death benefits, surrender/withdrawal proceeds or for other purposes described in the contract. If you want to transfer all or part of your investment from one subaccount to another, we may redeem shares held in the first and purchase shares of the other. The shares are retired, but they may be reissued later.

Shares of the funds are not sold directly to the general public. They are sold to Lincoln Life, and may be sold to other insurance companies, for investment of the assets of the subaccounts established by those insurance companies to fund variable annuity and variable life insurance contracts.

When the trust sells shares in any of its funds both to variable annuity and to variable life insurance separate accounts, it is said to engage in mixed funding. When the trust sells shares in any of its funds to separate accounts of unaffiliated life insurance companies, it is said to engage in shared funding.

The trust currently engages in mixed and shared funding. Therefore, due to differences in redemption rates or tax treatment, or other considerations, the interests of various contractowners participating in a fund could conflict. The trust's Board of Trustees will monitor for the existence of any material conflicts, and determine what action, if any, should be taken. See the Prospectus for the trust.

Reinvestment of dividends and capital gain distributions
All dividend and capital gain distributions of the funds are automatically reinvested in shares of the distributing funds at their net asset value on the date of distribution. Dividends are not paid out to contractowners as additional units, but are reflected as changes in unit values.

Addition, deletion or substitution of investments
We reserve the right, within the law, to make additions, deletions and substitutions for the trust in which the VAA participates. (We may substitute shares of other funds for shares already purchased, or to be purchased in the future, under the contract. This substitution might occur if shares of a fund should no longer be available, or if investment in any fund's shares should become inappropriate, in the judgment of our management, for the purposes of the contract). We cannot substitute shares of one fund for another without the approval by the SEC. We will also notify you.

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Charges and other deductions
We will deduct the charges described below to cover our costs and expenses, services provided and risks assumed under the contracts. We incur certain costs and expenses for the distribution and administration of the contracts and for providing the benefits payable thereunder. More particularly, our administrative services include: processing applications for and issuing the contracts, processing purchases and redemptions of fund shares as required (including dollar cost averaging, cross-reinvestment and automatic withdrawal services), maintaining records, administering annuity payouts, furnishing accounting and valuation services (including the calculation and monitoring of daily subaccount values), reconciling and depositing cash receipts, providing contract confirmations, providing toll-free inquiry services and furnishing telephone fund transfer services. The risks we assume include: the risk that annuitants, upon whose lives annuity payouts under contract are based, live longer than we assumed when we calculated our guaranteed rates (these rates are incorporated in the contract and cannot be changed); the risk that death benefits paid will exceed the actual account value; and the risk that our costs in providing the services will exceed our revenues from the contract charges (which we cannot change). However, if the charges deducted prove more than sufficient to cover our risks, we will keep the profit. The amount of a charge may not necessarily correspond to the costs associated with providing the services or benefits indicated by the description of the charge.

Deductions from the VAA for SEI Variable Annuity
We deduct from the VAA an amount, computed daily, which is equal to an annual rate depending on the death benefit option elected of the daily net asset value. The charge includes a 0.15% administrative charge and a mortality and expense risk charge. The mortality and expense risk charge is 1.20% for the account value death benefit option; 1.25% for the return of premium death benefit option; 1.35% for the annual step-up death benefit option and 1.50% for the 5% step-up death benefit option.

Account fee
For contracts with an account value of $50,000 or less, during the accumulation period, we will deduct $40 from the account value on each contract anniversary to compensate us for the administrative services provided to you; this $40 account fee will also be deducted from the account value upon surrender. This fee may be lower in certain states, if required. The account fee will be waived for any contract with an account value that is greater than $50,000.

Deductions for premium taxes
Any premium tax or other tax levied by any government entity as a result of the existence of the contracts of the VAA will be deducted from the account value when incurred, or at another time of our choosing.

The applicable premium tax rates that states and other governmental entities impose on the purchase of an annuity are subject to change by legislation, by administration interpretation or by judicial action. These premium taxes generally depend upon the law of your state of residence. The tax ranges from 0.5% to 5.0%.

Other charges and deductions
There are deductions from and expenses paid out of the assets of the underlying trust that are more fully described in the Prospectus for the trust.

Additional information
The charges described previously may be reduced or eliminated for any particular contract. However, these charges will be reduced only to the extent that we anticipate lower distribution and/or administrative expenses, or that we perform fewer sales or administrative services than those originally contemplated in establishing the level of those charges. Lower distribution and administrative expenses may be the result of economies associated with (1) the use of mass enrollment procedures, (2) the performance of administrative or sales functions by the employer, (3) the use by an employer of automated techniques in submitting deposits or information related to deposits on behalf of its employees or (4) any other circumstances which reduce distribution or administrative expenses. The exact amount of charges applicable to a particular contract will be stated in that contract.

The contracts

Purchase of contracts
If you wish to purchase a contract, you must apply for it through a sales representative authorized by us. The completed application is sent to us and we decide whether to accept or reject it. If the application is accepted, a contract is prepared and executed by our legally authorized officers. The contract is then sent to you through your sales representative. See Distribution of the contracts.

When a completed application and all other information necessary for processing a purchase order is received, an initial purchase payment will be priced no later than two business days after we receive the order. While attempting to finish an incomplete application, we may hold the initial purchase payment for no more than five business days. If the incomplete application

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

cannot be completed within those five days, you will be informed of the reasons, and the purchase payment will be returned immediately. Once the application is complete, the initial purchase payment must be priced within two business days.

Who can invest
To apply for a contract, you must be of legal age in a state where the contracts may be lawfully sold and also be eligible to participate in any of the qualified or nonqualified plans for which the contracts are designed. The contractowner, joint owner and annuitant must be less than age 91.

Purchase payments
Purchase payments are payable to us at a frequency and in an amount selected by you in the application. The minimum initial purchase payment is $25,000. The minimum payment to the contract at any one time must be at least $100 ($25 if transmitted electronically). Purchase payments in total may not exceed $2,000,000 for an owner or $1,000,000 for each joint owner without our approval. We may terminate the contract as allowed by your state's non-forfeiture law for individual deferred annuities. Payments may be made or, if stopped, resumed at any time until the annuity commencement date, the surrender of the contract, maturity date or the payment of any death benefit, whichever comes first.

Valuation date
Accumulation and annuity units will be valued once daily at the close of trading (currently 4:00 p.m., New York time) on each day the New York Stock Exchange is open (valuation date). On any date other than a valuation date, the accumulation unit value and the annuity unit value will not change.

Allocation of purchase payments
Purchase payments are placed into the VAA's subaccounts, each of which invests in shares of its corresponding fund of the trust, according to your instructions.

The minimum amount of any purchase payment that can be put into any one subaccount is $20. Upon allocation to a subaccount, purchase payments are converted into accumulation units. The number of accumulation units credited is determined by dividing the amount allocated to each subaccount by the value of an accumulation unit for that subaccount on the valuation date on which the purchase payment is received at our home office if received before 4:00 p.m., New York time. If the purchase payment is received at or after 4:00 p.m., New York time, we will use the accumulation unit value computed on the next valuation date. The number of accumulation units determined in this way is not changed by any subsequent change in the value of an accumulation unit. However, the dollar value of an accumulation unit will vary depending not only upon how well the underlying fund's investment perform, but also upon the expenses of the VAA and the underlying funds.

Valuation of accumulation units
Purchase payments allocated to the VAA are converted into accumulation units. This is done by dividing each purchase payment by the value of an accumulation unit for the valuation period during which the purchase payment is allocated to the VAA. The accumulation unit value for each subaccount was or will be established at the inception of the subaccount. It may increase or decrease from valuation period to valuation period. The accumulation unit value for a subaccount for a later valuation period is determined as follows:

(1) The total value of the fund shares held in the subaccount is calculated by multiplying the number of fund shares owned by the subaccount at the beginning of the valuation period by the net asset value per share of the fund at the end of the valuation period, and adding any dividend or other distribution of the fund if an ex-dividend date occurs during the valuation period; minus

(2) The liabilities of the subaccount at the end of the valuation period; these liabilities include daily charges imposed on the subaccount, and may include a charge or credit with respect to any taxes paid or reserved for by us that we determine result from the operations of the VAA; and

(3) The result of (2) is divided by the number of subaccount units outstanding at the beginning of the valuation period.

The daily charges imposed on a subaccount for any valuation period are equal to the daily mortality and expense risk charge and the daily administrative charge multiplied by the number of calendar days in the valuation period. Because a different daily charge is made for contracts with different death benefit options, contracts with different death benefit options will have different corresponding accumulation unit values on any given day.

Transfers on or before the annuity commencement date
You may transfer all or a portion of your investment from one subaccount to another. A transfer involves the surrender of accumulation units in one subaccount and the purchase of accumulation units in the other subaccount. A transfer will be done using the respective accumulation unit values determined at the end of the valuation date on which the transfer request is received. Currently, there is no charge for a transfer. However, we reserve the right to impose a charge in the future for transfers.

Transfers between subaccounts are restricted to twelve times every contract year. We reserve the right to waive this twelve-time limit. This limit does not apply to

                                                                              11
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transfers made under a dollar cost averaging or other automatic transfer program elected on forms available from us. (The SAI contains more information about these programs.) The minimum amount that may be transferred between subaccounts is $300 (or the entire amount in the subaccount, if less than $300). If the transfer from a subaccount would leave you with less than $300 in the subaccount, we may transfer the entire balance of the subaccount.

A transfer request may be made to our home office using written, telephone or electronic instructions, if the appropriate authorization is on file with us. In order to prevent unauthorized or fraudulent telephone or electronic transfers, we may require the user to provide certain identifying information before we will act upon their instructions. We may also assign the contractowner a Personal Identification Number (PIN) to serve as identification. We will not be liable for following instructions we reasonably believe are genuine. Telephone requests may be recorded and written confirmation of all transfer requests will be mailed to the contractowner on the next valuation date. Telephone and electronic transfers will be processed on the valuation date that they are received when they are received at our customer service center before 4 p.m. New York time.

When thinking about a transfer of account value, you should consider the inherent risk involved. Frequent transfers based on short-term expectations may increase the risk that a transfer will be made at an inopportune time.

Transfers after the annuity commencement date
You may transfer all or a portion of your investment in one subaccount to another subaccount in the VAA or to the fixed side of the contract. Those transfers will be limited to three times per contract year. Currently, there is no charge for those transfers. However, we reserve the right to impose a charge.

No transfers are allowed from the fixed side of the account to the subaccounts.

Death benefit before the annuity commencement date
You may designate a beneficiary during your lifetime and change the beneficiary by filing a written request with our home office. Each change of beneficiary revokes any previous designation. We reserve the right to request that you send us the contract for endorsement of a change of beneficiary.

Upon the death of the contractowner, a death benefit will be paid to the beneficiary. Upon the death of a joint owner, the death benefit will be paid to the surviving joint owner. Upon the death of an annuitant who is not the contractowner or joint owner, a death benefit may be paid to the contractowner (and joint owner, if applicable, in equal shares). If the contractowner is a corporation or other non-individual (non-natural person), the death of the annuitant will be treated as death of the contractowner.

If the death occurs before the annuity commencement date, the death benefit paid will depend on the death benefit option in effect on the day on which we approve payment of the claim. Four death benefit options are available:

Account Value death benefit option: The death benefit is equal at all times to the account value on the date on which the death claim is approved by us for payment.

Return of Premium death benefit option: The death benefit is equal to the greater of the account value on the date on which the death claim is approved by us for payment or the sum of all purchase payments minus withdrawals, partial annuitizations, and premium tax incurred.

Annual Step-Up death benefit option: The death benefit is equal to the greatest of three amounts:

a) the account value on the date on which the death claim is approved by us for payment,

b) the sum of all purchase payments minus withdrawals, partial annuitizations, and premium tax collected.

c) the highest account value on any contract anniversary prior to the 81st birthday of the deceased, increased by purchase payments and decreased by partial withdrawals, partial annuitizations, and premium tax incurred subsequent to the contract anniversary on which the highest account value is obtained.

5% Step-Up death benefit option: The death benefit is equal to the greatest of four amounts:

a) the account value on the date on which the death claim is approved by us for payment,

b) the sum of all purchase payments minus withdrawals, partial annuitizations, and premium tax collected,

c) the highest account value on any contract anniversary prior to the 81st birthday of the deceased, increased by purchase payments and decreased by partial withdrawals, partial annuitizations, and premium tax incurred subsequent to the contract anniversary on which the highest account value is obtained,

d) the accumulation of all purchase payments minus the accumulation of all withdrawals, partial annuitizations and premium tax; where each purchase payment, withdrawal, partial annuitization and premium tax will be accumulated daily at an annual rate of 5% from the date of the purchase payment, withdrawal, partial annuitization and premium tax until the earlier of the date of death

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

   of the deceased (owner, joint owner or annuitant) or the contract date anniversary immediately preceding the 81st birthday of the deceased (owner, joint owner, or annuitant) except that the accumulation of any purchase payment, withdrawal, partial annuitization and premium tax will not exceed 200% of that purchase payment, withdrawal, partial annuitization and premium tax.

If there are joint owners, upon the death of the first contractowner, Lincoln Life will pay a death benefit to the surviving joint owner. The surviving joint owner will be treated as the primary, designated beneficiary. Any other beneficiary designation on record at the time of death will be treated as a contingent beneficiary. If the surviving joint owner is the spouse of the deceased joint owner he/she may continue the contract as a sole contractowner. Upon the death of the spouse who continues the contract, Lincoln Life will pay a death benefit to the designated beneficiary(s).

If the beneficiary is the spouse of the contractowner, then the spouse may elect to continue the contract as contractowner.

Upon the death of a contractowner, joint owner or annuitant, if the surviving spouse continues the contract, any portion of the death benefit that would have been payable (if the contract had not been continued) that exceeds the current contract value will be credited to the contract. This provision applies only one time for each contract.

If an annuitant who is not the contractowner or a joint owner dies, then the contingent annuitant, if named, becomes the annuitant and no death benefit is payable on the death of the annuitant. If no contingent annuitant is named, the contractowner (or younger of joint owners) becomes the annuitant. Alternatively, a death benefit may be paid to the contractowner (and joint owner, if applicable, in equal shares) upon the death of the annuitant. Notification of the election of this death benefit must be received by us within 75 days of the death of the annuitant. If no contractowner is living on the date of death of the annuitant, the death benefit will be available to the beneficiary. The contract terminates when any death benefit is paid due to the death of the annuitant. If the annuitant has been changed subsequent to the effective date of this contract, unless the change occurred because of the death of a prior annuitant, the death benefit option in effect will be terminated and the Account Value death benefit option will become effective as of the valuation date that the written notification to change the annuitant was received in the home office.

The value of the death benefit will be determined as of the date on which the death claim is approved for payment. This payment will occur upon receipt of:
(1) proof (e.g. an original certified death certificate), or any other proof of death satisfactory to us, of the death; (2) written authorization for payment; and (3) our receipt of all required claim forms, fully completed. If the beneficiary is a minor, court documents appointing the guardian/custodian must be submitted.

When applying for a contract, an applicant may request one of the four death benefit options available. If no death benefit option is chosen, the Return of Premium death benefit option will be the death benefit as of the contract date.

After a contract is issued, the contractowner may substitute a lower level death benefit option for the option currently in effect. For purposes of determining allowable substitutions, Account Value is the lowest level of death benefit. Return of Premium is the next highest option, followed by Annual Step-Up, with 5% Step-Up being the highest level of death benefit. A request for substitution must be in writing on a form acceptable to us. The current death benefit option will be discontinued and the new death benefit option will begin as of the valuation date we receive the substitution request, and we will stop deducting the charge for the current option and begin deducting the charge for the new option as of that same date. A death benefit option may be substituted for the current death benefit option only if the new option provides a lower level of death benefit. See Charges and deductions.

Unless otherwise provided in the beneficiary designation, one of the following procedures will take place on the death of a beneficiary:

(1) If any beneficiary dies before the contractowner, that beneficiary's interest will go to any other beneficiaries named, according to their respective interest; and/or

(2) If no beneficiary survives the contractowner, the proceeds will be paid to the contractowner's estate.

Unless the contractowner has already selected a settlement option, the beneficiary may choose the method of payment of the death benefit. The death benefit payable to the beneficiary or joint owner must be distributed within five years of the contractowner's date of death unless the beneficiary begins receiving within one year of the contractowner's death the distribution in the form of a life annuity or an annuity for a designated period not extending beyond the beneficiary's life expectancy.

The death benefit payable on the death of the annuitant will be distributed in either a lump sum or under an annuity payout. The annuity payout must be selected within 60 days after we have approved the death claim.

If a lump sum settlement is elected, the proceeds will be mailed within seven days of approval by us of the claim, subject to the laws, regulations and tax code governing payment of death benefits. This payment may be postponed as permitted by the Investment Company Act of 1940.

Joint ownership
If a joint owner is named in the application, the joint owners shall be treated as having equal undivided interests in the contract. Either owner, independently of the other, may exercise ownership rights in this contract.

                                                                              13
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Surrenders and withdrawals
Before the annuity commencement date, we will allow the surrender of the contract or a withdrawal of the account value upon your written request, subject to the rules discussed below. The surrender/withdrawal option is not available after the annuity commencement date.

The amount available upon the surrender/withdrawal is the account value less any applicable charges, fees and taxes at the end of the valuation period during which the written request for surrender/withdrawal is received at the home office. Unless a request for withdrawal specifies otherwise, withdrawals will be made from all subaccounts within the VAA in the same proportion that the amount of withdrawal bears to the total account value. Unless prohibited, surrender/ withdrawal payments will be mailed within seven days after we receive a valid written request at the home office. The payment may be postponed as permitted by the 1940 Act. Contract proceeds from the VAA will be paid within seven days, except (i) when the NYSE is closed (except weekends and holidays); (ii) times when market trading is restricted or the SEC declares an emergency, and we cannot value units or the funds cannot redeem shares; or
(iii) when the SEC so orders to protect contractowners.

The minimum withdrawal is $300. Lincoln Life reserves the right to surrender this contract if any withdrawal reduces the total account value to a level at which this contract may be surrendered in accordance with applicable law for individual deferred annuities.

The tax consequences of a surrender/withdrawal are discussed later, in this booklet. See Federal tax status.

Special restrictions on surrenders/withdrawals apply if your contract is purchased as part of a retirement plan of a public school system or 501(c)(3) organization under Section 403(b) of the tax code. Beginning January 1, 1989, in order for a contract to retain its tax-qualified status, Section 403(b) prohibits a withdrawal from a 403(b) contract of post-1988 contributions (and earnings on those contributions) pursuant to a salary reduction agreement. However, this restriction does not apply if the annuitant (a) attains age 59 1/2, (b) separates from service, (c) dies, (d) becomes totally and permanently disabled and/or (e) experiences financial hardship (in which event the income attributable to those contributions may not be withdrawn).

Pre-1989 contributions and earnings through December 31, 1988, are not subject to the previously stated restriction. Funds transferred to the contract from a 403(b)(7) custodial account will be subject to restrictions.

Participants in the Texas Optional Retirement Program should refer to the Restrictions under the Texas Optional Retirement Program, later in this Prospectus booklet.

Delay of payments
Contract proceeds from the VAA will be paid within seven days, except (i) when the NYSE is closed (except weekends and holidays); (ii) times when the market trading is restricted or the SEC declares an emergency, and we cannot value units or the funds cannot redeem shares; or (iii) when the SEC so orders to protect contractowners.

Amendment of contract
We reserve the right to amend the contract to meet the requirements of the 1940 Act or other applicable federal or state laws or regulations. You will be notified in writing of any changes, modifications or waivers.

Commissions
The commissions paid to dealers are a maximum of 1% account value annually. Upon annuitization, an annual continuing commission of up to 1.00% of statutory reserves can be paid to dealers. These commissions are not deducted from purchase payments or account value; they are paid by us. In the future, additional sales incentives may be provided to dealers.

Ownership
As contractowner, you have all rights under the contract. According to Indiana law, the assets of the VAA are held for the exclusive benefit of all contractowners and their designated beneficiaries; and the assets of the VAA are not chargeable with liabilities arising from any other business that we may conduct. Qualified contracts may not be assigned or transferred except as permitted by the Employee Retirement Income Security Act (ERISA) of 1974 and upon written notification to us. Nonqualified contracts may not be collaterally assigned. We assume no responsibility for the validity or affect of any assignment. Consult your tax adviser about the tax consequence of an assignment.

Contractowner questions
The obligations to purchasers under the contracts are those of Lincoln Life. Questions about your contract should be directed to us at 1-800-942-5500.

Annuity payouts
When you apply for a contract, you may select any annuity commencement date permitted by state insurance or tax law.

The contract provides optional forms of payouts of annuities (annuity options), each of which is payable on a variable basis, fixed basis or a combination of both as you specify. The contract provides that all or part of the account value may be used to purchase an annuity.

You may elect annuity payouts in monthly, quarterly, semiannual or annual installments. If the payouts from

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

any subaccount would be or become less than $50, we have the right to reduce their frequency until the payouts are at least $50 each. Following are explanations of the annuity options available.

Annuity options
Life Annuity. This option offers a periodic payout during the lifetime of the annuitant and ends with the last payout before the death of the annuitant. This option offers the highest periodic payout since there is no guarantee of a minimum number of payouts or provision for a death benefit for beneficiaries. However, there is the risk under this option that the recipient would receive no payouts if the annuitant dies before the date set for the first payout; only one payout if death occurs before the second scheduled payout, and so on.

Life Income with Payouts Guaranteed for Designated Period. This option guarantees periodic payouts during a designated period, usually 10 or 20 years, and then continues throughout the lifetime of the annuitant. The designated period is selected by the contractowner.

Joint Life Annuity. This option offers a periodic payout during the joint lifetime of the annuitant and a designated joint annuitant. The payouts continue during the lifetime of the survivor.

Joint Life Annuity with Guaranteed Period. This option guarantees periodic payouts during a designated period, usually 10 or 20 years, and continues during the joint lifetime of the annuitant and a designated joint annuitant. The payouts continue during the lifetime of the survivor. The designated period is elected by the contractowner.

Joint and Two-Thirds Survivor Annuity. This option provides a periodic payout during the joint lifetime of the annuitant and a designated joint annuitant. When one of the joint annuitants dies, the survivor receives two-thirds of the periodic payout made when both were alive.

Unit Refund Life Annuity. This option offers a periodic payout during the lifetime of the annuitant with the guarantee that upon death a payout will be made of the value of the number of annuity units (see Variable annuity payouts) equal to the excess, if any, of: (a) the total amount applied under this option divided by the annuity unit value for the date payouts begin, divided by (b) the annuity units represented by each payout to the annuitant multiplied by the number of payouts paid before death. The value of the number of annuity units is computed on the date the death claim is approved for payment by the home office.

General Information
Under the options listed above, you may not make withdrawals. Other options, with or without withdrawal features, may be made available by us. You may pre-select an annuity payout option as a method of paying the death benefit to a beneficiary. If you do, the beneficiary cannot change this payout option. At death, options are only available to the extent they are consistent with the requirements of the contract as well as Sections 72(s) and 401(a)(9) of the tax code, if applicable. The mortality and expense risk charge and the charge for administrative services will be assessed on all variable annuity payouts, including options that may be offered that do not have a life contingency and therefore no mortality risk.

The annuity commencement date is usually on or before the contractowner's 90th birthday. You may change the annuity commencement date, change the annuity option or change the allocation of the investment among subaccounts up to 30 days before the scheduled annuity commencement date, upon written notice to the home office. You must give us at least 30 days notice before the date on which you want payouts to begin. If proceeds become available to a beneficiary in a lump sum, the beneficiary may choose any annuity payout option.

Unless you select another option, the contract automatically provides for a life annuity with annuity payouts guaranteed for 10 years (on a fixed, variable or combination fixed and variable basis, in proportion to the account allocations at the time of annuitization) except when a joint life payout is required by law. Under any option providing for guaranteed period payouts, the number of payouts which remain unpaid at the date of the annuitant's death (or surviving annuitant's death in case of joint life annuity) will be paid to you, if living, otherwise to your beneficiary as payouts become due.

Variable annuity payouts
Variable annuity payouts will be determined using:
1. The account value on the annuity commencement date;

2. The annuity tables contained in the contract;

3. The annuity option selected; and

4. The investment performance of the fund(s) selected.

To determine the amount of payouts, we make this calculation:

1. Determine the dollar amount of the first periodic payout; then

2. Credit the contract with a fixed number of annuity units equal to the first periodic payout divided by the annuity unit value; and

3. Calculate the value of the annuity units each period thereafter.

We assume an investment return of 3%, 4%, 5% or 6% per year, as applied to the applicable mortality table. The amount of each payout after the initial

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payout will depend upon how the underlying fund(s) perform, relative to the assumed rate. If the actual net investment rate (annualized) exceeds the assumed rate, the payment will increase at a rate proportional to the amount of such excess. Conversely, if the actual rate is less than the assumed rate, annuity payouts will decrease. There is a more complete explanation of this calculation in the SAI.

Federal tax matters

Introduction
The Federal income tax treatment of the contract is complex and sometimes uncertain. The Federal income tax rules may vary with your particular circumstances. This discussion does not include all the Federal income tax rules that may affect you and your contract. This discussion also does not address other Federal tax consequences, or state or local tax consequences, associated with the contract. As a result, you should always consult a tax adviser about the application of tax rules to your individual situation.

Taxation of nonqualified annuities
This part of the discussion describes some of the Federal income tax rules applicable to nonqualified annuities. A nonqualified annuity is a contract not issued in connection with a qualified retirement plan receiving special tax treatment under the tax code, such as an IRA or a section 403(b) plan.

Tax deferral on earnings
The Federal income tax law generally does not tax any increase in your account value until you receive a contract distribution. However, for this general rule to apply, certain requirements must be satisfied:

 . An individual must own the contract (or the tax law must treat the contract as owned by the individual).

 . The investments of the VAA must be "adequately diversified" in accordance with IRS regulations.

 . Your right to choose particular investments for a contract must be limited.

 . The annuity commencement date must not occur near the end of the annuitant's life expectancy.

Contracts not owned by the individual
If a contract is owned by an entity (rather than an individual) the tax code generally does not treat it as an annuity contract for Federal income tax purposes. This means that the entity owning the contract pays tax currently on the excess of the account value over the purchase payments for the contract. Examples of contracts where the owner pays current tax on the contract's earnings are contracts issued to a corporation or a trust. Exceptions to this rule exist. For example, the tax code treats a contract as owned by an individual if the named owner is a trust or other entity that holds the contract as an agent for an individual. However, this exception does not apply in the case of any employer that owns a contract to provide deferred compensation for its employees.

Investments in the VAA must be diversified
For a contact to be treated as an annuity for Federal income tax purposes, the investments of the VAA must be "adequately diversified." IRS regulations define standards for determining whether the investments of the VAA are adequately diversified. If the VAA fails to comply with these diversification standards, you could be required to pay tax currently on the excess of the account value over the contract purchase payments. Although we do not control the investments of the underlying investment options, we expect that the underlying investment options will comply with the IRS regulations so that the VAA will be considered "adequately diversified."

Restrictions
Federal income tax law limits your right to choose particular investments for the contract. Because the IRS has not issued guidance specifying those limits, the limits are uncertain and your right to allocate account value among subaccounts may exceed those limits. If so, you would be treated as the owner of the assets of the VAA and thus subject to current taxation on the income and gains from those assets. We do not know what limits may be set by the IRS in any guidance that it may issue and whether any such limits will apply to existing contracts. We reserve the right to modify the contract without your consent to try to prevent the tax law from considering you as the owner of the assets of the VAA.

Age at which annuity payouts begin
Federal income tax rules do not expressly identify a particular age by which annuity payouts must begin. However, those rules do require that an annuity contract provide for amortization, through annuity payouts, of the contract's purchase payments and earnings. If annuity payouts under the contract begin or are scheduled to begin on a date past the annuitant's 85th birthday, it is possible that the tax law will not treat the contract as an annuity for Federal income tax purposes. In that event, you would be currently taxable on the excess of the account value over the purchase payments of the contract.

Tax treatment of payments
We make no guarantees regarding the tax treatment of any contract or of any transaction involving a contract. However, the rest of this discussion assumes that your contract will be treated as an annuity for Federal income tax purposes and that the tax law will not tax any increase in your account value until there is a distribution from your contract.

Taxation of withdrawals and surrenders
You will pay tax on withdrawals to the extent your account value exceeds your purchase payments in the contract. This income (and all other income from your contract) is considered ordinary income. A higher rate of tax is paid on ordinary income than on capital gains. You will pay tax on a surrender to the extent the amount you receive extends your purchase payments. In certain circumstances, your purchase payments are reduced by amounts received from your contract that were not included in income.

Taxation of annuity payouts
The tax code imposes tax on a portion of each annuity payout (at ordinary tax rates) and treats a portion as a nontaxable return of your purchase payments in the contract. We will notify you annually of the taxable amount of your annuity payout. Once you have recovered the total amount of the purchase payment in the contract, you will pay tax on the full amount of your annuity payouts. If annuity payouts end because of the annuitant's death and before the total amount of the purchase payments in the contract has been received, the amount not received generally will be deductible.

Taxation of death benefits
We may distribute amounts from your contract because of the death of a contractowner or an annuitant. The tax treatment of these amounts depends on whether you or the annuitant dies before or after the annuity commencement date.

 . Death prior to the annuity commencement date--

 . If the beneficiary receives death benefits under an annuity payout option, they are taxed in the same manner as annuity payouts.

 . If the beneficiary does not receive death benefits under an annuity payout option, they are taxed in the same manner as withdrawal.

 . Death after the annuity commencement date--

 . If death benefits are received in accordance with the existing annuity payout option, they are excludible from income if they do not exceed the purchase payments not yet distributed from the contract. All annuity payouts in excess of the purchase payments not previously received are includable in income.

 . If death benefits are received in a lump sum, the tax law imposes tax on the amount of death benefits which exceeds the amount of purchase payments not previously received.

Penalty taxes payable on withdrawals, surrenders, or annuity payouts
The tax code may impose a 10% penalty tax on any distribution from your contract which you must include in your gross income. The 10% penalty tax does not apply if one of several exceptions exists. These exceptions include withdrawals, surrenders or annuity payouts that:

 . you receive on or after you reach age 59 1/2,

 . you receive because you became disabled (as defined in the tax law),

 . a beneficiary receives on or after your death, or

 . you receive as a series of substantially equal periodic payments for life (or life expectancy).

Special rules if you own more than one annuity contract
In certain circumstances, you must combine some or all of the nonqualified annuity contracts you own in order to determine the amount of an annuity payout, a surrender or a withdrawal that you must include in income. For example, if you purchase two or more deferred annuity contracts from the same life insurance company (or its affiliates) during any calendar year, the tax code treats all such contracts as one contract. Treating two or more contracts as one contract could affect the amount of a surrender, withdrawal or an annuity payout that you must include in income and the amount that might be subject to the penalty tax described above.

Loans and assignments
Except for certain qualified contracts, the tax code treats any amount received as a loan under a contract, and any assignments or pledge (or agreement to assign or pledge) any portion of your account value, as withdrawal of such amount or portion.

Gifting a contract
If you transfer ownership of your contract to a person other than your spouse (or to your former spouse incident to divorce), and receive a payment less than your account's value, you will pay tax on your account value to the extent it exceeds your purchase payments not previously received. The new owner's purchase payments in the contract would then be increased to reflect the amount included in income.

Charges for a contract's death benefit
Your contract may have a death benefit, for which you may pay an annual charge, computed daily. It is possible that the tax law may treat all or a portion of the death benefit charge as a contract withdrawal.

Loss of income deduction
After June 8, 1997, if a contract is issued to a taxpayer that is not an individual, or if a contract is held for the benefit of an entity, the entity will lose a portion of its deduction for otherwise deductible interest expenses. This disallowance does not apply if you pay tax on the annual increase in the account value. Entities that are considering purchasing a contract, or entities that will benefit from someone else's ownership of a contract, should consult a tax adviser.

Qualified retirement plans
We also designed the contracts for use in connection with certain types of retirement plans that receive favorable treatment under the tax code. Contracts issued to or in connection with a qualified retirement plan are called "qualified contracts." We issue contracts for use with different types of qualified plans. The Federal income tax rules applicable to those plans are complex and varied. As a result, this Prospectus does not attempt to provide more than general information about use of the contract with various types of qualified plans. Persons planning to use the contract in connection with a qualified plan should obtain advice from a competent tax adviser.

Types of qualified contracts and terms of contracts
Currently, we may issue contracts in connection with the following types of qualified plans:

 . Individual Retirement Accounts and Annuities ("Traditional IRAs")

 . Roth IRAs

 . Savings Incentive Matched Plan for Employees ("SIMPLE 401(k) plans")

 . Public School system and tax-exempt organization annuity plans ("403(b) plans")

 . Qualified corporate employee pension and profit sharing plans ("401(a) plans") and qualified annuity plans ("403(a) plans")

 . Self-employed individual plans ("H.R. 10 plans" or "Keogh Plans")

 . Deferred compensation plans of state and local governments and tax-exempt organizations ("457 plans").

Section 403(b) business will normally be accepted only for purchase payments qualifying as a 403(b) lump sum transfer or rollover. We may issue a contract for use with other types of qualified plans in the future.

We will amend contracts to be used with a qualified plan as generally necessary to conform to tax law requirements for the type of plan. However, the rights of a person to any qualified plan benefits may be subject to the plan's terms and conditions, regardless of the contract's terms and conditions. In addition, we are not bound by the terms and conditions of qualified plans to the extent such terms and conditions contradict the contract, unless we consent.

Tax treatment of qualified contracts
The Federal income tax rules applicable to qualified plans and qualified contracts vary with the type of plan and contract. For example,

 . Federal tax rules limit the amount of purchase payments that can be made, and the tax deduction or exclusion that may be allowed for the purchase payments. These limits vary depending on the type of qualified plan and the plan participant's specific circumstances, e.g., the participant's compensation.
 . Under most qualified plans, e.g., 403(b) plans and Traditional IRAs, the annuitant must begin receiving payments from the contract in certain minimum amounts by a certain age, typically age 70 1/2. However, these "minimum distribution rules" do not apply to a Roth IRA.
 . Loans are allowed under certain types of qualified plans, but Federal income tax rules prohibit loans under other types of qualified plans. For example, Federal income tax rules permit loans under some section 403(b) plans, but prohibit loans under Traditional and Roth IRAs. If allowed, loans are subject to a variety of limitations, including restrictions as to the loan amount, the loan's duration, and the manner of repayment. Your contract or plan may or may not permit loans.

Tax treatment of payments
Federal income tax rules generally include distributions from a qualified contract in the recipient's income as ordinary income. These taxable distributions will include purchase payments that were deductible or excludible from income. Thus, under many qualified contracts the total amount received is included in income since a deduction or exclusion from income was taken for purchase payments. There are exceptions. For example, you do not include amounts received from a Roth IRA in income if certain conditions are satisfied.

Failure to comply with the minimum distribution rules applicable to certain qualified plans, such as Traditional IRAs, will result in the imposition of an excise tax. This excise tax generally equals 50% of the amount by which a minimum required distribution exceeds the actual distribution from the qualified plan.

Federal penalty taxes payable on distributions
The tax code may impose a 10% penalty tax on the amount received from the qualified contract that must be included in income. The tax code does not impose the penalty tax if one of several exceptions applies. The exceptions vary depending on the type of qualified contract you purchase. For example, in the case of an IRA, exceptions provide that the penalty tax does not apply to a withdrawal, surrender or annuity payout:

 . received on or after the annuitant reaches age 59 1/2, . received on or after the annuitant's death or because of the annuitant's disability (as defined in the tax law),
 . received as a series of substantially equal periodic payments for the annuitant's life (or life expectancy), or . received as reimbursement for certain amounts paid for medical care.

These exceptions, as well as certain others not described here, generally apply to taxable distributions from other qualified plans. However, the specific requirements of the exception may vary.

Transfers and direct rollovers
In many circumstances, money may be moved between qualified contracts and qualified plans by means of a rollover or transfer. Special rules apply to such rollovers and transfers. If the applicable rules are not followed, you may suffer adverse Federal income tax consequences, including paying taxes which might not otherwise have had to be paid. A qualified adviser should always be consulted before you move or attempt to move funds between any qualified plan or contract and another qualified plan or contract.

The direct rollover rules apply to certain payments (called "eligible rollover distributions") from section 401(a) plans, section 403(a) or (b) plans, H.R. 10 plans and contracts used in connection with these types of plans. (The direct rollover rules do not apply to distributions from IRAs or section 457 plans.) The direct rollover rules require that we withhold Federal income tax equal to 20% of the eligible rollover distribution from the distribution amount, unless you elect to have the amount directly transferred to certain qualified plans or contracts. Before we send a rollover distribution, we will provide the recipient with a notice explaining these requirements and how the 20% withholding can be avoided by electing a direct rollover.

The death benefit and IRAs
Pursuant to IRS regulations, IRAs may not invest in life insurance contracts. We do not believe that these regulations prohibit the death benefit from being provided under the contracts when we issue the contract as Traditional IRAs or Roth IRAs. However, the law is unclear and it is possible that the presence of the death benefit under a contract issued as a Traditional IRA or Roth IRA could result in increased taxes to you.

Federal income tax withholding
We will withhold and remit to the IRS a part of the taxable portion of each distribution made under a contract unless the distributee notifies us at or before the time of the distribution that tax is not to be withheld. In certain circumstances, Federal income tax rules may require us to withhold tax. At the time a withdrawal, surrender or annuity payout is requested, we will give the recipient an explanation of the withholding requirements.

Tax status of Lincoln Life
Under existing Federal income tax laws, Lincoln Life does not pay tax on investment income and realized capital gains of the VAA. Lincoln Life does not expect that it will incur any Federal income tax liability on the income and gains earned by the VAA. We, therefore, do not impose a charge for Federal income taxes. If Federal income tax law changes and we must pay tax on some or all of the income and gains earned by the VAA, we may impose a charge against the VAA to pay the taxes.

Changes in law
The above discussion is based on the tax code, IRS regulations and interpretations existing on the date of this Prospectus. However, Congress, The IRS and the courts may modify these authorities, sometimes retroactively.

Voting rights

As required by law, we will vote the trust shares held in the VAA at meetings of the shareholders of the trust. The voting will be done according to the instructions of contractowners who have interests in the subaccounts which invest in classes of funds of the trust. If the 1940 Act or any regulation under it should be amended or if present interpretations should be amended or if present interpretations should change, and if as a result we determine that we are permitted to vote the trust shares in our own right, we may elect to do so.

The number of votes which you have the right to cast will be determined by applying your percentage interest in a subaccount to the total number of votes attributable to the subaccount. In determining the number of votes, fractional shares will be recognized.

Trust shares of a class held in a subaccount for which no timely instructions are received will be voted by us in proportion to the voting instructions which are received for all contracts participating in that subaccount. Voting instructions to abstain on any item to be voted on will be applied on a pro-rata basis to reduce the number of votes eligible to be cast.

Whenever a shareholders meeting is called, each person having a voting interest in a subaccount will receive proxy voting material, reports and other materials relating to the trust. Since the trust engages in shared funding, other persons or entities besides Lincoln Life may vote trust shares. See Sale of fund shares by the trust.

Distribution of the contracts

Lincoln Life is the distributor and principal underwriter of the contracts. Under an agreement with Lincoln Life, SEI Investment Distribution Co. (SEI) will assist Lincoln Life in forming the selling group. SEI will also perform certain functions in support of the selling group. The contracts will be sold by properly licensed registered representatives of independent broker-dealers which in turn have selling agreements with Lincoln Life and have been licensed by state insurance departments to represent us. Lincoln Life will offer the contracts in all states it is licensed to do business.

Return privilege

Within the free-look period after you receive the contract, you may cancel it for any reason by delivering or mailing it postage prepaid, to the home office at P.O. Box 2348, 1300 South Clinton Street, Fort Wayne, Indiana, 46801. A contract canceled under this provision will be void. With respect to the VAA, except as explained in the following paragraph, we will return the account value as of the date of receipt of the cancellation, plus any premium taxes which had been deducted. A purchaser who participates in the VAA is subject to the risk of a market loss during the free-look period.

For contracts written in those states whose laws require that we assume this market risk during the free-look period, a contract may be canceled, subject to the conditions explained before, except that we will return only the purchase payment(s).

State regulation

As a life insurance company organized and operated under Indiana law, we are subject to provisions governing life insurers and to regulation by the Indiana Commissioner of Insurance.

Our books and accounts are subject to review and examination by the Indiana Insurance Department at all times. A full examination of our operations is conducted by that Department at least every five years.

Restrictions under the Texas Optional Retirement Program

Title 8, Section 830.105 of the Texas Government Code, consistent with prior interpretations of the Attorney General of the State of Texas, permits participants in the Texas Optional Retirement Program (ORP) to redeem their interest in a variable annuity contract issued under the ORP only upon:

1. Termination of employment in all institutions of higher education as defined in Texas law;

2. Retirement; or

3. Death.

Accordingly, a participant in the ORP will be required to obtain a certificate of termination from their employer before accounts can be redeemed.

Records and reports

As presently required by the 1940 Act and applicable regulations, we are responsible for maintaining all records and accounts relating to the VAA. We have entered into an agreement with the Delaware Management Company, 2005 Market Street, Philadelphia, PA, 19203, to provide accounting services to the VAA. We will mail to you, at your last known address of record at the home office, at least semiannually after the first contract year, reports containing information required that Act or any other applicable law or regulation.

Other information

A Registration Statement has been filed with the SEC, under the Securities Act of 1933 as amended, for the contracts being offered here. This Prospectus does not contain all the information in the Registration Statement, its amendments and exhibits. Please refer to the Registration Statement for further information about the VAA, Lincoln Life and the contracts offered. Statements in this Prospectus about the content of contracts and other legal instruments are summaries. For the complete text of those contracts and instruments, please refer to those documents as files with the SEC.

We are a member of the Insurance Marketplace Standards Association ("IMSA") and may include the IMSA logo and information about IMSA membership in our advertisements. Companies that belong to IMSA subscribe to a set of ethical standards covering the various aspects of sales and services for individually sold life insurance and annuities.

The fund may also offer shares of the funds to other segregated investment accounts.

Legal proceedings
Lincoln Life is involved in various pending or threatened legal proceedings arising from the conduct of its business. Most of those proceedings are routine and in the ordinary course of business. In some instances they include claims for unspecified or substantial punitive damages and similar types of relief in addition to amounts for equitable relief. After consultation with legal counsel and a review of available facts, it is management's opinion that the ultimate liability, if any, under these suits will not have a material adverse effect on the financial position of Lincoln Life.

Lincoln Life is presently defending four lawsuits in which Plaintiffs seek to represent national classes of policyholders in connection with alleged fraud, breach of contract and other claims relating to the sale of interest-sensitive universal and participating whole life insurance policies. As of the date of this Prospectus, the courts have not certified a class in any of the suits. Plaintiffs seek unspecified damages and penalties for themselves and on behalf of the putative class. Although the relief sought in these cases is substantial, the cases are in the preliminary stages of litigation, and it is premature to make assessments about potential loss, if any. Management is defending these suits vigorously. The amount of liability, if any, which may ultimately arise as a result of these suits cannot be reasonably determined at this time.

Statement of additional
information table of
contents for Variable Annuity Account T SEI Variable Annuity

Item
-----------------------------------------
General information and history of
Lincoln Life                          B-2
-----------------------------------------
Special terms                         B-2
-----------------------------------------
Services                              B-2
-----------------------------------------
Principal underwriter                 B-2
-----------------------------------------
Purchase of securities being offered  B-2
-----------------------------------------

For a free copy of the SAI please see page one of this booklet.



Item
--------------------------------------
Calculation of investment results
                                   B-2
--------------------------------------
Annuity payouts                    B-6
--------------------------------------
Advertising and sales literature   B-7
--------------------------------------
Financial statements               B-8
--------------------------------------

SEI Variable Annuity
Lincoln Life
Variable Annuity Account T (Registrant)

The Lincoln National
Life Insurance Company (Depositor)

Statement of Additional Information (SAI)

This Statement of Additional Information should be read in conjunction with the
Prospectus of Lincoln Life Variable Annuity Account T dated          , 2000.
You may obtain a copy of the SEI Variable Annuity Prospectus on request and without charge. Please write, The Lincoln National Life Insurance Company, P.O. Box 2348, Fort Wayne, Indiana 46801 or call 1-800-942-5500.
Table of Contents

Item                                             Page
-----------------------------------------------------
General information and history of Lincoln Life  B-2
-----------------------------------------------------
Special terms                                    B-2
-----------------------------------------------------
Services                                         B-2
-----------------------------------------------------
Principal underwriter                            B-2
-----------------------------------------------------
Purchase of securities being offered             B-2
-----------------------------------------------------


This SAI is not a Prospectus.

The date of this SAI is        , 2000.

Item                               Page
---------------------------------------
Calculation of investment results
                                   B-2
---------------------------------------
Annuity payouts                    B-6
---------------------------------------
Advertising and sales literature   B-7
---------------------------------------
Financial statements               B-8
---------------------------------------

General information
and history of Lincoln National Life Insurance Company (Lincoln Life)

The Lincoln National Life Insurance Company (Lincoln Life), organized in 1905, is an Indiana stock insurance corporation, engaged primarily in the direct insurance of life insurance contracts and annuities, and is also a professional reinsurer. Lincoln Life is wholly owned by Lincoln National Corporation (LNC), a publicly held insurance and financial services holding company domiciled in Indiana.

Special terms

The special terms used in this SAI are the ones defined in the Prospectus. In connection with the term, valuation date, the New York Stock Exchange is currently closed on weekends and on these holidays: New Year's Day, Martin Luther King's Birthday, President's Day, Good Friday, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, and Christmas Day. If any of these holidays occurs on a weekend day, the Exchange may also be closed on the business day occurring just before or just after the holiday.

Services

Independent auditors
The financial statements of the variable annuity account (VAA) and the statutory-basis financial statements of Lincoln Life appearing in this SAI and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports also appearing elsewhere in this document and in the Registration Statement. The financial statements and schedules audited by Ernst & Young LLP have been included in this document in reliance on their reports given on their authority as experts in accounting and auditing.

Keeper of records
All accounts, books, records and other documents which are required to be maintained for the VAA are maintained by Lincoln Life or by third parties responsible to Lincoln Life. We have entered into an agreement with the Delaware Management Company, 2005 Market Street, Philadelphia, PA 19203, to provide accounting services to the VAA. No separate charge against the assets of the VAA is made by Lincoln Life for this service.

Principal underwriter

Lincoln Life is the principal underwriter for the contracts, which are offered continuously. SEI Investment Distribution Co. (SEI) will assist Lincoln Life in forming the selling group. SEI will also perform certain functions in support of the selling group.

Purchase of securities being offered

The contracts are offered to the public through certain securities broker/dealers who have entered into selling agreements with SEI and whose personnel are legally authorized to sell annuity products. See Charges and other deductions in the Prospectus.

Both before and after the annuity commencement date, there are exchange privileges between variable subaccounts, subject to restrictions set out in the Prospectus. See The contracts, in the Prospectus. No exchanges are permitted between the VAA and other variable separate accounts.

The offering of the contracts is continuous.

Calculation of investment results

No performance data is included because, as of the date hereof, the VAA and the funds had not yet commenced operations. Nonstandardized performance data will be accompanied by standard performance data once available.

Once available, the paragraphs set forth below will present performance information for the VAA and the variable subaccounts calculated in several different ways. Paragraph (A) will show the historical performance of each subaccount over the periods indicated. The information that will be presented in Paragraph (A) is referred to as "standard performance" because it is calculated in accordance with formulas prescribed by the SEC. The standard performance of each subaccount will be calculated with each of the death benefit options. Standard performance is described in Paragraph (B). Under rules prescribed by the SEC, standard performance must be included in certain advertising material that discusses the performance of the VAA and the subaccounts.

Paragraph (C) shows additional "non-standardized" performance information (i.e., performance information not calculated in accordance with SEC guidelines) for each of the variable subaccounts that may be used to advertise the performance of the VAA and the variable subaccounts. THIS INFORMATION DOES NOT INDICATE OR REPRESENT FUTURE PERFORMANCE.

(A) Average Annual Total Return
Period ending December 31, xxxx

                                                 1 year-period
                          Account Value Return of Premium Annual Step-Up 5% Step-Up
                          Death Benefit Death Benefit     Death Benefit  Death Benefit
--------------------------------------------------------------------------------------
SEI VP Large Cap Value
Fund
--------------------------------------------------------------------------------------
SEI VP Large Cap Growth
Fund
--------------------------------------------------------------------------------------
SEI VP Small Cap Value
Fund
--------------------------------------------------------------------------------------
SEI VP Small Cap Growth
Fund
--------------------------------------------------------------------------------------
SEI VP International
Equity Fund
--------------------------------------------------------------------------------------
SEI VP Emerging Markets
Equity
Fund
--------------------------------------------------------------------------------------
SEI VP Core Fixed Income
Fund
--------------------------------------------------------------------------------------
SEI VP High Yield Bond
Fund
--------------------------------------------------------------------------------------
SEI VP International
Fixed
Income Fund
--------------------------------------------------------------------------------------
SEI VP Emerging Markets
Debt
Fund
--------------------------------------------------------------------------------------
SEI VP Prime Obligations
Fund
--------------------------------------------------------------------------------------

(B) Formulas
Average annual total return for each period was determined by finding the average annual compounded rate of return over each period that would equate the initial amount invested to the ending redeemable value for that period, according to the following formula--

P(1 + T)n = ERV
Where: P = a hypothetical initial purchase payment of $1,000
    T = average annual total return for the period in question n = number of years
    ERV = redeemable value (as of the end of the period in question) of a hypothetical $1,000 purchase payment made at the beginning of the 1-year, 5-year, or 10-year period in question (or fractional portion thereof)

(C) Other Non-Standardized investment results:
The VAA may illustrate its results over various periods and compare its results to indices and other variable annuities in sales materials including advertisements, brochures and reports. Such results may be computed on a cumulative and/or annualized basis.

Cumulative quotations are arrived at by calculating the change in the accumulation unit value between the first and last day of the base period being measured, and expressing the difference as a percentage of the unit value at the beginning of the base period.

Annualized quotations are arrived at by applying a formula which determines the level rate of return which, if earned over the entire base period, would produce the cumulative return.

Non-Standardized investment results
Variable subaccounts of Account T

$10,000 invested in
this fund through
SEI Variable Annuity
this many years ago . . .         . . . would have grown to this amount on
                 .*

                                                        VP Large Cap Value Fund
                                                    Return of
                                    Account Value   Premium         Annual Step-Up  5% Step-Up
                                    Death Benefit   Death Benefit   Death Benefit   Death Benefit
                                    --------------- --------------- --------------- ---------------
                                           Compound        Compound        Compound        Compound
                                           Growth          Growth          Growth          Growth
Number of Years   Periods           Amount Rate     Amount Rate     Amount Rate     Amount Rate
---------------------------------------------------------------------------------------------------
1                                    $          %    $          %    $           %   $          %
---------------------------------------------------------------------------------------------------
Lifetime of Fund                                %               %                %              %
---------------------------------------------------------------------------------------------------

                                                       VP Large Cap Growth Fund
                                                    Return of
                                    Account Value   Premium         Annual Step-Up  5% Step-Up
                                    Death Benefit   Death Benefit   Death Benefit   Death Benefit
                                    --------------- --------------- --------------- ---------------
                                           Compound        Compound        Compound        Compound
                                           Growth          Growth          Growth          Growth
Number of Years   Periods           Amount Rate     Amount Rate     Amount Rate     Amount Rate
---------------------------------------------------------------------------------------------------
1                                    $          %    $          %    $           %   $          %
---------------------------------------------------------------------------------------------------
Lifetime of Fund                                %               %                %              %
---------------------------------------------------------------------------------------------------

                                                        VP Small Cap Value Fund
                                                    Return of
                                    Account Value   Premium         Annual Step-Up  5% Step-Up
                                    Death Benefit   Death Benefit   Death Benefit   Death Benefit
                                    --------------- --------------- --------------- ---------------
                                           Compound        Compound        Compound        Compound
                                           Growth          Growth          Growth          Growth
Number of Years   Periods           Amount Rate     Amount Rate     Amount Rate     Amount Rate
---------------------------------------------------------------------------------------------------
1                                    $          %    $          %    $           %   $          %
---------------------------------------------------------------------------------------------------
Lifetime of Fund                                %               %                %              %
---------------------------------------------------------------------------------------------------

                                                       VP Small Cap Growth Fund
                                                    Return of
                                    Account Value   Premium         Annual Step-Up  5% Step-Up
                                    Death Benefit   Death Benefit   Death Benefit   Death Benefit
                                    --------------- --------------- --------------- ---------------
                                           Compound        Compound        Compound        Compound
                                           Growth          Growth          Growth          Growth
Number of Years   Periods           Amount Rate     Amount Rate     Amount Rate     Amount Rate
---------------------------------------------------------------------------------------------------
1                                    $          %    $          %    $           %   $          %
---------------------------------------------------------------------------------------------------
Lifetime of Fund                                %               %                %              %
---------------------------------------------------------------------------------------------------


                                                     VP International Equity Fund
                                                    Return of
                                    Account Value   Premium         Annual Step-Up  5% Step-Up
                                    Death Benefit   Death Benefit   Death Benefit   Death Benefit
                                    --------------- --------------- --------------- ---------------
                                           Compound        Compound        Compound        Compound
                                           Growth          Growth          Growth          Growth
Number of Years   Periods           Amount Rate     Amount Rate     Amount Rate     Amount Rate
---------------------------------------------------------------------------------------------------
1                                    $          %    $          %    $           %   $          %
---------------------------------------------------------------------------------------------------
Lifetime of Fund                                %               %                %              %
---------------------------------------------------------------------------------------------------

                                                    VP Emerging Markets Equity Fund
                                                    Return of
                                    Account Value   Premium         Annual Step-Up  5% Step-Up
                                    Death Benefit   Death Benefit   Death Benefit   Death Benefit
                                    --------------- --------------- --------------- ---------------
                                           Compound        Compound        Compound        Compound
                                           Growth          Growth          Growth          Growth
Number of Years   Periods           Amount Rate     Amount Rate     Amount Rate     Amount Rate
---------------------------------------------------------------------------------------------------
1                                    $          %    $          %    $           %   $          %
---------------------------------------------------------------------------------------------------
Lifetime of Fund                                %               %                %              %
---------------------------------------------------------------------------------------------------

                                                       VP Core Fixed Income Fund
                                                    Return of
                                    Account Value   Premium         Annual Step-Up  5% Step-Up
                                    Death Benefit   Death Benefit   Death Benefit   Death Benefit
                                    --------------- --------------- --------------- ---------------
                                           Compound        Compound        Compound        Compound
                                           Growth          Growth          Growth          Growth
Number of Years   Periods           Amount Rate     Amount Rate     Amount Rate     Amount Rate
---------------------------------------------------------------------------------------------------
1                                    $          %    $          %    $           %   $          %
---------------------------------------------------------------------------------------------------
Lifetime of Fund                                %               %                %              %
---------------------------------------------------------------------------------------------------

                                                        VP High Yield Bond Fund
                                                    Return of
                                    Account Value   Premium         Annual Step-Up  5% Step-Up
                                    Death Benefit   Death Benefit   Death Benefit   Death Benefit
                                    --------------- --------------- --------------- ---------------
                                           Compound        Compound        Compound        Compound
                                           Growth          Growth          Growth          Growth
Number of Years   Periods           Amount Rate     Amount Rate     Amount Rate     Amount Rate
---------------------------------------------------------------------------------------------------
1                                    $          %    $          %    $           %   $          %
---------------------------------------------------------------------------------------------------
Lifetime of Fund                                %               %                %              %
---------------------------------------------------------------------------------------------------

                                                  VP International Fixed Income Fund
                                                    Return of
                                    Account Value   Premium         Annual Step-Up  5% Step-Up
                                    Death Benefit   Death Benefit   Death Benefit   Death Benefit
                                    --------------- --------------- --------------- ---------------
                                           Compound        Compound        Compound        Compound
                                           Growth          Growth          Growth          Growth
Number of Years   Periods           Amount Rate     Amount Rate     Amount Rate     Amount Rate
---------------------------------------------------------------------------------------------------
1                                    $          %    $          %    $           %   $          %
---------------------------------------------------------------------------------------------------
Lifetime of Fund                                %               %                %              %
---------------------------------------------------------------------------------------------------

                                                     VP Emerging Markets Debt Fund
                                                    Return of
                                    Account Value   Premium         Annual Step-Up  5% Step-Up
                                    Death Benefit   Death Benefit   Death Benefit   Death Benefit
                                    --------------- --------------- --------------- ---------------
                                           Compound        Compound        Compound        Compound
                                           Growth          Growth          Growth          Growth
Number of Years   Periods           Amount Rate     Amount Rate     Amount Rate     Amount Rate
---------------------------------------------------------------------------------------------------
1                                    $          %    $          %    $           %   $          %
---------------------------------------------------------------------------------------------------
Lifetime of Fund                                %               %                %              %
---------------------------------------------------------------------------------------------------


                                                       VP Prime Obligations Fund
                                                    Return of
                                    Account Value   Premium         Annual Step-Up  5% Step-Up
                                    Death Benefit   Death Benefit   Death Benefit   Death Benefit
                                    --------------- --------------- --------------- ---------------
                                           Compound        Compound        Compound        Compound
                                           Growth          Growth          Growth          Growth
Number of Years   Periods           Amount Rate     Amount Rate     Amount Rate     Amount Rate
---------------------------------------------------------------------------------------------------
1                                    $          %    $          %    $           %   $          %
---------------------------------------------------------------------------------------------------
Lifetime of Fund                                %               %                %              %
---------------------------------------------------------------------------------------------------

*For purposes of determining these investment results, the mortality and expense risk charge and administrative fee have been taken into account. No $40 account fee has been deducted. The total annual charge for the Account Value death benefit option is 1.35%; 1.40% for the Return of Premium death benefit option; 1.50% for the Annual Step-up death benefit option; and 1.65% for the 5% Step-up death benefit option.
Annuity payouts

Variable annuity payouts
Variable annuity payouts will be determined on the basis of: (1) the dollar value of the contract on the annuity commencement date; (2) the annuity tables contained in the contract; (3) the type of annuity option selected; and (4) the investment results of the fund(s) selected. In order to determine the amount of variable annuity payouts, Lincoln Life makes the following calculation: first, it determines the dollar amount of the first payout; second, it credits the contract with a fixed number of annuity units based on the amount of the first payout; and third, it calculates the value of the annuity units each period thereafter. These steps are explained below.

The dollar amount of the first periodic variable annuity payout is determined by applying the total value of the accumulation units credited under the contract valued as of the annuity commencement date (less any premium taxes) to the annuity tables contained in the contract. The first variable annuity payout will be paid 14 days after the annuity commencement date. This day of the month will become the day on which all future annuity payouts will be paid. Amounts shown in the tables are based on the 1983 Table "a" Individual Annuity Mortality Tables, modified, with an assumed investment return at the rate of 3%, 4%, 5% or 6% per annum. The first annuity payout is determined by multiplying the benefit per $1,000 of value shown in the contract tables by the number of thousands of dollars of value accumulated under the contract. These annuity tables vary according to the form of annuity selected and the age of the annuitant at the annuity commencement date. The assumed interest rate described above is the measuring point for subsequent annuity payouts. If the actual net investment rate (annualized) exceeds the assumed interest rate, the payout will increase at a rate equal to the amount of such excess. Conversely, if the actual rate is less than the assumed interest rate, annuity payouts will decrease. If the assumed interest rate were to be increased, annuity payouts would start at a higher level but would decrease more rapidly or increase more slowly.

Lincoln Life may use sex distinct annuity tables in contracts that are not associated with employer sponsored plans and where not prohibited by law.

At an annuity commencement date, the contract is credited with annuity units for each variable subaccount on which variable annuity payouts are based. The number of annuity units to be credited is determined by dividing the amount of the first periodic payout by the value of an annuity unit in each variable subaccount selected. Although the number of annuity units is fixed by this process, the value of such units will vary with the value of the underlying fund. The amount of the second and subsequent periodic payouts is determined by multiplying the contractowner's fixed number of annuity units in each variable subaccount by the appropriate annuity unit value for the valuation date ending 14 days prior to the date that payout is due.

The value of each variable subaccount's annuity unit will be set initially at $1.00. The annuity unit value for each variable subaccount at the end of any valuation date is determined as follows:

1. The total value of fund shares held in a given variable subaccount is calculated by multiplying the number of shares by the net asset value at the end of the valuation period plus any dividend or other distribution.

2. The liabilities of the variable subaccount, including daily charges and taxes, are subtracted.

3. The result is divided by the number of annuity units in the variable subaccount at the beginning of the valuation period, and adjusted by a factor to neutralize the assumed investment return in the annuity table.

The value of the annuity units is determined as of a valuation date 14 days prior to the payment date in order to permit calculation of amounts of annuity payouts and mailing of checks in advance of their due dates. Such checks will normally be issued and mailed at least three days before the due date.

Proof of age, sex and survival
Lincoln Life may require proof of age, sex, or survival of any payee upon whose age, sex, or survival payments depend.

Advertising and sales literature

As set forth in the Prospectus, Lincoln Life may refer to the following organizations (and others) in its marketing materials:

A.M. BEST'S RATING SYSTEM is designed to evaluate the various factors affecting the overall performance of an insurance company in order to provide an opinion as to an insurance company's relative financial strength and ability to meet its contractual obligations. The procedure includes both a quantitative and qualitative review of each company. A.M. Best also provides certain rankings, to which Lincoln Life intends to refer.

DUFF & PHELPS insurance company claims paying ability (CPA) service provides purchasers of insurance company policies and contracts with analytical and statistical information on the solvency and liquidity of major U.S. licensed insurance companies, both mutual and stock.

EAFE INDEX is prepared by Morgan Stanley Capital International (MSCI). It measures performance of equity securities in Europe, Australia and the Far East. The index reflects the movements of world stock markets by representing the evolution of an unmanaged portfolio. The EAFE Index offers international diversification representing over 1,000 companies across 20 different countries.

LIPPER VARIABLE INSURANCE PRODUCTS PERFORMANCE ANALYSIS SERVICE is a publisher of statistical data covering the investment company industry in the United States and overseas. Lipper is recognized as the leading source of data on open-end and closed-end funds. Lipper currently tracks the performance of over 5,000 investment companies and publishes numerous specialized reports, including reports on performance and portfolio analysis, fee and expense analysis.

MOODY'S insurance financial strength rating is an opinion of an insurance company's financial strength and ability to meet financial obligations. The purpose of Moody's ratings is to provide investors with a simple system of gradation by which the relative quality of insurance companies may be noted.

MORNINGSTAR is an independent financial publisher offering comprehensive statistical and analytical coverage of open-end and closed-end funds and variable annuities.

STANDARD & POOR'S insurance claims-paying ability rating is an opinion of an operating insurance company's financial capacity to meet obligations under an insurance policy in accordance with the terms. The likelihood of a timely flow of funds from the insurer to the trustee for the bondholders is a key element in the rating determination for such debt issues.

VARDS (VARIABLE ANNUITY RESEARCH DATA SERVICE) provides a comprehensive guide to variable annuity contract features and historical fund performance. The service also provides a readily understandable analysis of the comparative characteristics and market performance of funds inclusive in variable contracts.

STANDARD & POOR'S 500 INDEX is a broad-based measurement of U.S. stock-market performance based on the weighted average performance of 500 common stocks of leading companies in leading industries; commonly known as the Standard & Poor's 500 (S&P 500). The selection of stocks, their relative weightings to reflect differences in the number of outstanding shares, and publication of the index itself are services of Standard & Poor's Corporation, a financial advisory, securities rating, and publishing firm.

NASDAQ-OTC PRICE INDEX is based on the National Association of Securities Dealers Automated Quotations (NASDAQ) and represents all domestic over-the-counter stocks except those traded on exchanges and those having only one market maker, a total of some 3,500 stocks. It is market value- weighted and was introduced with a base of 100.00 on February 5, 1971.

DOW JONES INDUSTRIAL AVERAGE (DJIA) is a price-weighted average of 30 actively traded blue chip stocks, primarily industrials currently including American Express Company and American Telephone and Telegraph Company. Prepared and published by Dow Jones & Company, it is the oldest and most widely quoted of all the market indicators. The average is quoted in points, not dollars.

In its advertisements and other sales literature for the VAA and the trust funds, Lincoln Life intends to illustrate the advantages of the contracts in a number of ways:

COMPOUND INTEREST ILLUSTRATIONS will emphasize several advantages of the variable annuity contract. For example, but not by way of illustration, the literature may emphasize the potential tax savings through tax deferral; the potential advantage of the variable annuity account over the fixed account; and the compounding effect when a client makes regular deposits to his or her contract.

INTERNET is an electronic communications network which may be used to provide information regarding Lincoln Life, performance of the variable subaccounts and advertisement literature.

DOLLAR-COST AVERAGING (DCA) may be used by you to systematically transfer on a monthly basis amounts from the SEI VP Prime Obligations subaccount into the other variable subaccounts. We reserve the right to change subaccounts under this program. You may elect to participate in the DCA program at the time of application or at anytime before the annuity commencement date by completing an election form available from us. The minimum amount to be dollar cost averaged is $1,500 over any period between six and 60 months. Once elected, the program will remain in effect until the earlier of: (1) the annuity commencement date; (2) the value of the amount being DCA'd is depleted; or (3) you cancel the program by written request or by telephone if we have your telephone authorization on file. Currently, there is no charge for this service. However, we reserve the right to impose one. A transfer under this program is not considered a transfer for purposes of limiting the number of transfers that may be made, or assessing any charges which may apply to transfers. We reserve the right to discontinue this program at any time. DCA does not assure a profit or protect against loss.

AUTOMATIC WITHDRAWAL SERVICE (AWS) provides an automatic, periodic withdrawal of account value to you. You may elect to participate in AWS at the time of application or at any time before the annuity commencement date by sending a written request to our home office. The minimum account value required to establish AWS is $10,000. You may cancel or make changes to your AWS program at any time by sending a written request to our home office. If telephone authorization has been elected, certain changes may be made by telephone. Notwithstanding the requirements of the program, any withdrawal must be permitted by Section 401(a)(9) of the code for qualified plans or permitted under Section 72 for non-qualified contracts. Currently, there is no charge for this service. However, we reserve the right to impose one. If a charge is imposed, it will not exceed $25 per transaction or 2% of the amount withdrawn, whichever is less. We reserve the right to discontinue this service at any time.

CROSS-REINVESTMENT SERVICE allows the account value in a designated variable subaccount that exceeds a certain baseline amount to automatically be transferred to another specific variable subaccount(s) at specific intervals. You may elect to participate in cross-reinvestment at the time of application or at any time before the annuity commencement date by sending a written request to our home office or by telephone if we have your telephone authorization on file. You designate the holding account, the receiving account(s), and the baseline amount. Cross-reinvestment will continue until we receive authorization to terminate the program.

The minimum holding account value required to establish cross-reinvestment is $10,000. Currently, there is no charge for this service. However, we reserve the right to impose one. A transfer under this program is not considered a transfer for purposes of limiting the number of transfers that may be made, or assessing any charges which may apply to transfers. We reserve the right to discontinue this service at any time.

SEI's Asset Management Program
SEI's Asset Management Program is a comprehensive investment management program that utilizes actively managed portfolios with the underlying SEI insurance funds with the potential for enhanced returns and lower risk. Under the program SIMC, the portfolio manager, determines how account values should be allocated to the funds. SIMC reviews the allocations periodically and may make changes from time to time. At the end of each calendar quarter, account values are automatically rebalanced to equal the correct portfolio allocation as determined by SIMC. This rebalancing is normally necessary because the funds have performed differently (resulting in various funds having more or less than the targeted allocations) or because the portfolio manager has decided to change the allocations. SIMC is a registered investment adviser with the SEC.

Lincoln Life's customers. Sales literature for the VAA and the trust's funds may refer to the number of employers and the number of individual annuity clients which Lincoln Life serves. As of the date of this SAI, Lincoln Life was serving over 10,000 employers and more than 1 million individuals.

Lincoln Life's assets, size. Lincoln Life may discuss its general financial condition (see, for example, the reference to A.M. Best Company, above); it may refer to its assets; it may also discuss its relative size and/or ranking among companies in the industry or among any sub-classification of those companies, based upon recognized evaluation criteria (see reference to A.M. Best Company above). For example, at year-end 1999 Lincoln Life had statutory admitted assets of over $70 billion.

Financial statements

The statutory-basis financials statements of Lincoln Life appear on the following pages. Financial Statements for the VAA are not included because, as of the date hereof, the VAA had no assets, had incurred no liabilities, and had not yet commenced operations.

SEI Variable Annuity
Lincoln Life Variable Annuity Account T
Individual variable annuity contract

Home Office:
Lincoln National Life Insurance Company
1300 South Clinton Street
Fort Wayne, IN 46801

This prospectus describes the individual flexible premium deferred variable annuity contract that is issued by Lincoln National Life Insurance Company (Lincoln Life). It is primarily for use with nonqualified plans and retirement plans under Sections 408 (IRAs) and 408A (Roth IRAs) of the tax code. Non-ERISA 403(b) business will only be accepted for purchase payments that are either lump sum or rollovers. Generally, you do not pay federal income tax on the contract's growth until it is paid out. The contract is designed to accumulate account value and to provide retirement income that you cannot outlive or for an agreed upon time. If you die before the annuity commencement date, we will pay your beneficiary a death benefit. In the alternative, you may choose to receive a death benefit on the death of the annuitant.

The minimum initial purchase payment for the contract is $25,000.

Additional purchase payments may be made to the contract and must be at least $100.

All purchase payments for benefits will be placed in Lincoln Life Variable Annuity Account T (variable annuity account [VAA]). The VAA is a segregated investment account of Lincoln Life. You take all of the investment risk on the account value and the retirement income. If the subaccounts you select make money, your account value goes up; if they lose money, your account value goes down. How much it goes up or down depends on the performance of the subaccounts you select. We do not guarantee how any of the variable options or their funds will perform. Also, neither the U.S. Government nor any federal agency insures or guarantees your investment in the contract.

The available funds, listed below, are each part of SEI Insurance Products Trust (trust):
SEI VP Large Cap Value Fund
SEI VP Large Cap Growth Fund
SEI VP Small Cap Value Fund
SEI VP Small Cap Growth Fund
SEI VP International Equity Fund
SEI VP Emerging Markets Equity Fund
SEI VP Core Fixed Income Fund
SEI VP High Yield Bond Fund
SEI VP International Fixed Income Fund
SEI VP Emerging Markets Debt Fund
SEI VP Prime Obligations Fund

This Prospectus gives you information about the contract that you should know before you decide to buy a contract and make purchase payments. You should also review the prospectus for the funds that are attached, and keep both prospectuses for future reference.

Neither the SEC nor any state securities commission has approved this contract or determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

You can obtain a Statement of Additional Information (SAI) about the contract that has more information. Its terms are made part of this Prospectus. For a free copy, write: Lincoln National Life Insurance Company, P.O. Box 2348, Fort Wayne, Indiana 46801, or call 1-800-942-5500. The SAI and other information about Lincoln Life and Account T are also available on the SEC's web site (http:\\www.sec.gov). There is a table of contents for the SAI on the last page of this Prospectus.
                  , 2000

Table of contents

                                                                            Page
--------------------------------------------------------------------------------
Special terms..............................................................   2
--------------------------------------------------------------------------------
Expense tables.............................................................   3
--------------------------------------------------------------------------------
Summary....................................................................   6
--------------------------------------------------------------------------------
Investment results.........................................................   6
--------------------------------------------------------------------------------
Financial statements.......................................................   7
--------------------------------------------------------------------------------
Lincoln National Life Insurance Co.........................................   7
--------------------------------------------------------------------------------
General account............................................................   7
--------------------------------------------------------------------------------
Variable annuity account (VAA).............................................   7
--------------------------------------------------------------------------------
Investments of the variable annuity account................................   8
--------------------------------------------------------------------------------
Charges and other deductions...............................................  10
--------------------------------------------------------------------------------
The contracts..............................................................  10
--------------------------------------------------------------------------------
Annuity payouts............................................................  14

--------------------------------------------------------------------------------


                                                                            Page
--------------------------------------------------------------------------------
Federal tax matters.......................................................   16
--------------------------------------------------------------------------------
Voting rights.............................................................   19
--------------------------------------------------------------------------------
Distribution of the contracts.............................................   19
--------------------------------------------------------------------------------
Return privilege..........................................................   20
--------------------------------------------------------------------------------
State regulation..........................................................   20
--------------------------------------------------------------------------------
Restrictions under the Texas Optional Retirement Program..................   20
--------------------------------------------------------------------------------
Records and reports.......................................................   20
--------------------------------------------------------------------------------
Other information.........................................................   20
--------------------------------------------------------------------------------
Statement of additional information table of contents for Variable Annuity
 Account T SEI Variable Annuity...........................................   21

--------------------------------------------------------------------------------

Special terms

(We have italicized the terms that have special meaning throughout the Prospectus).
Account or variable annuity account (VAA)--The segregated investment account, Account T, into which Lincoln Life sets aside and invests the assets of the contract offered in this Prospectus.
Account value --At a given time before the annuity commencement date, the total value of all accumulation units for a contract.
Accumulation unit--A measure used to calculate account value before the annuity commencement date.
Annuitant--The person on whose life the annuity benefit payments are based and upon whose death a death benefit may be paid.
Annuity commencement date--The valuation date when funds are withdrawn or converted into annuity units for payment of retirement income benefits under the annuity payout option you select.
Annuity payout--An amount paid at regular intervals after the annuity commencement date under one of several options available to the annuitant and/or any other payee. This amount may be paid on a variable or fixed basis or a combination of both.
Annuity unit--A measure used to calculate the amount of annuity payouts after the annuity commencement date.
Beneficiary--The person you choose to receive the death benefit.
Contractowner (you, your, owner)--The person who has the ability to exercise the rights within the contract (decides on investment allocations, transfers, payout option, designates the beneficiary, etc.) Usually, but not always, the owner is the annuitant.
Contract year--Each one-year period starting with the effective date of the contract and starting with each contract anniversary after that.
Death benefit--The amount payable to your designated beneficiary if the owner dies before the annuity commencement date or, if selected, to the contractowner if the annuitant dies. Four death benefit options are available.
Lincoln Life (we, us, our)--Lincoln National Life Insurance Company.
Purchase payments--Amounts paid into the contract.
Subaccount or SEI Variable Annuity subaccount--The portion of the VAA that reflects investments in accumulation and annuity units of a class of a particular fund available under the contracts. There is a separate subaccount which corresponds to each class of a fund.
Trust--SEI Insurance Products Trust (trust), the funds to which you direct purchase payments.
Valuation date--Each day the New York Stock Exchange (NYSE) is open for trading.
Valuation period--The period starting at the close of trading (currently 4:00 p.m. New York time) on each day that the NYSE is open for trading (valuation date) and ending at the close of such trading on the next valuation date.

Expense tables

Summary of Contractowner expenses:

Annual Account Fee: $40

(See Charges and other deductions).

The account fee will be waived for any contract year if your account value equals or exceeds $50,000.00.

--------------------------------------------------------------------------------
Account T annual expenses for SEI Variable Annuity subaccounts:*
(as a percentage of average account value)

                                             Death benefit options
                                          ----------------------------
                                                  Return  Annual 5%
                                          Account of      Step-  Step-
                                          Value   Premium Up     Up
Mortality and expense risk charge:          .20%    .25%   .35%   .50%
Administrative charge:                     0.15%   0.15%  0.15%  0.15%
                                           -----   -----  -----  -----
Total annual charge for each subaccount:    .35%    .40%   .50%   .65%

The
mortality
and expense
risk charge
is based on
the
particular
death
benefit
option you
choose. (See
Charges and
other
deductions.)

Annual expenses of the funds:
(as a percentage of each fund's average net assets):

                           Management          Other expenses        Total expenses  Total expenses
                           Fees (before        (before any           (before any     (after any
                           any waivers/        waivers/              waivers/        waivers/
                           reimbursements)     reimbursements)**     reimbursements) reimbursements)***
                           --------------- +   ----------------- =   --------------- ------------------
 1. Large Cap Value             0.35%                0.60%                0.95%            0.85%
-------------------------------------------------------------------------------------------------------
 2. Large Cap Growth            0.40%                0.60%                1.00%            0.85%
-------------------------------------------------------------------------------------------------------
 3. Small Cap Value             0.65%                0.55%                1.20%            1.10%
-------------------------------------------------------------------------------------------------------
 4. Small Cap Growth            0.65%                0.55%                1.20%            1.10%
-------------------------------------------------------------------------------------------------------
 5. International Equity        0.51%                0.90%                1.41%            1.28%
-------------------------------------------------------------------------------------------------------
 6. Emerging Markets
  Equity                        1.05%                1.29%                2.34%            1.95%
-------------------------------------------------------------------------------------------------------
 7. Core Fixed Income           0.28%                0.42%                0.70%            0.60%
-------------------------------------------------------------------------------------------------------
 8. High Yield Bond             0.49%                0.50%                0.99%            0.85%
-------------------------------------------------------------------------------------------------------
 9. International Fixed
  Income                        0.30%                0.91%                1.21%            1.00%
-------------------------------------------------------------------------------------------------------
10. Emerging Markets Debt       0.85%                1.10%                1.95%            1.35%
-------------------------------------------------------------------------------------------------------
11. Prime Obligations           0.08%                0.70%                0.78%            0.44%
-------------------------------------------------------------------------------------------------------

* The VAA is divided into separately named subaccounts, eleven of which are available under the contracts. Each subaccount, in turn, invests purchase payments in shares of its respective fund.
** Other expenses are based on estimated amounts for the current fiscal year. ***The funds' total actual fund operating expenses for the current fiscal year are expected to be less than the amount shown above because SIMC and SEI Investments Fund Management will each voluntarily waive a portion of its fee in order to keep total operating expenses at a specified level. SIMC and/or SEI Investments Fund Management may discontinue all or part of their waivers at any time.

Examples

(expenses of the subaccounts and of the funds):

If you surrender your contract at the end of the time period shown, you would pay the following expenses on a $1,000 investment, assuming a 5% annual return:

                                            1 year 3 years
For Account Value Death Benefit:
 1. SEI VP Large Cap Growth Fund             $13     $42
----------------------------------------------------------
 2. SEI VP Large Cap Value Fund               14      42
----------------------------------------------------------
 3. SEI VP Small Cap Growth Fund              16      48
----------------------------------------------------------
 4. SEI VP Small Cap Value Fund               16      48
----------------------------------------------------------
 5. SEI VP International Equity Fund          18      54
----------------------------------------------------------
 6. SEI VP Emerging Markets Equity Fund       27      81
----------------------------------------------------------
 7. SEI VP Core Fixed Income Fund             11      33
----------------------------------------------------------
 8. SEI VP High Yield Bond Fund               14      42
----------------------------------------------------------
 9. SEI VP International Fixed Income Fund    16      48
----------------------------------------------------------
10. SEI VP Emerging Markets Debt Fund         23      70
----------------------------------------------------------
11. SEI VP Prime Obligations Fund             11      34
----------------------------------------------------------
For Return of Premium Death Benefit:
 1. SEI VP Large Cap Growth Fund             $24     $74
----------------------------------------------------------
 2. SEI VP Large Cap Value Fund               24      73
----------------------------------------------------------
 3. SEI VP Small Cap Growth Fund              26      79
----------------------------------------------------------
 4. SEI VP Small Cap Value Fund               26      79
----------------------------------------------------------
 5. SEI VP International Equity Fund          28      85
----------------------------------------------------------
 6. SEI VP Emerging Markets Equity Fund       38     110
----------------------------------------------------------
 7. SEI VP Core Fixed Income Fund             21      64
----------------------------------------------------------
 8. SEI VP High Yield Bond Fund               24      73
----------------------------------------------------------
 9. SEI VP International Fixed Income Fund    26      79
----------------------------------------------------------
10. SEI VP Emerging Markets Debt Fund         34     100
----------------------------------------------------------
11. SEI VP Prime Obligations Fund             22      65
----------------------------------------------------------

                                            1 year 3 years
For Annual Step-Up Death Benefit:
 1. SEI VP Large Cap Growth Fund             $25     $77
----------------------------------------------------------
 2. SEI VP Large Cap Value Fund               25      76
----------------------------------------------------------
 3. SEI VP Small Cap Growth Fund              27      82
----------------------------------------------------------
 4. SEI VP Small Cap Value Fund               27      82
----------------------------------------------------------
 5. SEI VP International Equity Fund          29      87
----------------------------------------------------------
 6. SEI VP Emerging Markets Equity Fund       39     113
----------------------------------------------------------
 7. SEI VP Core Fixed Income Fund             22      67
----------------------------------------------------------
 8. SEI VP High Yield Bond Fund               25      76
----------------------------------------------------------
 9. SEI VP International Fixed Income Fund    27      82
----------------------------------------------------------
10. SEI VP Emerging Markets Debt Fund         35     102
----------------------------------------------------------
11. SEI VP Prime Obligations Fund             23      68
----------------------------------------------------------
For 5% Step-Up Death Benefit:
 1. SEI VP Large Cap Growth Fund             $26     $81
----------------------------------------------------------
 2. SEI VP Large Cap Value Fund               27      80
----------------------------------------------------------
 3. SEI VP Small Cap Growth Fund              29      86
----------------------------------------------------------
 4. SEI VP Small Cap Value Fund               29      86
----------------------------------------------------------
 5. SEI VP International Equity Fund          31      92
----------------------------------------------------------
 6. SEI VP Emerging Markets Equity Fund       40     117
----------------------------------------------------------
 7. SEI VP Core Fixed Income Fund             24      72
----------------------------------------------------------
 8. SEI VP High Yield Bond Fund               27      80
----------------------------------------------------------
 9. SEI VP International Fixed Income Fund    29      86
----------------------------------------------------------
10. SEI VP Emerging Markets Debt Fund         36     106
----------------------------------------------------------
11. SEI VP Prime Obligations Fund             24      72
----------------------------------------------------------

We provide these examples to help you understand the direct and indirect costs and expenses of the contract. Examples are given for each of the death benefit options.

For more information, see Charges and other deductions in this Prospectus, and in the Prospectus for the funds. Premium taxes may also apply, although they do not appear in the examples. These examples should not be considered a representation of past or future expenses. Actual expenses may be more or less than those shown.

Summary

What kind of contract am I buying? It is an individual variable annuity contract between you and Lincoln Life. See The contracts.

What is the variable annuity account (VAA)? It is a separate account we established under Indiana insurance law, and registered with the SEC as a unit investment trust. VAA assets are allocated to one or more subaccounts, according to your investment choices. VAA assets are not chargeable with liabilities arising out of any other business which Lincoln Life may conduct. See Variable annuity account.

What are my investment choices? Based upon your instruction, the VAA applies purchase payments to buy trust shares in one or more of the investment funds of the trust: Large Cap Value Fund, Large Cap Growth Fund, Small Cap Value Fund, Small Cap Growth Fund, International Equity Fund, Emerging Markets Equity Fund, Core Fixed Income Fund, High Yield Bond Fund, International Fixed Income Fund, Emerging Markets Debt Fund, Prime Obligations Fund. In turn, each fund holds a portfolio of securities consistent with its investment policy. See Investments of the variable annuity account and Description of the trust.

Who invests my money? The investment adviser for the trust is SEI Investments Management Corporation (SIMC). SIMC is registered as an investment adviser with the SEC. See Investments of the variable annuity and Investment adviser.

How does the contract work? If we approve your application, we will send you a contract. When you make purchase payments during the accumulation phase, you buy accumulation units. If you decide to receive retirement income payments, your accumulation units are converted to annuity units. Your retirement income payments will be based on the number of annuity units you received and the value of each annuity unit on payout days. See The contracts.

What charges do I pay under the contract? We will deduct any applicable premium tax from purchase payments or account value at the time the tax is incurred or at another time we choose.

We apply an annual charge totaling .35%, .40%, .50% or .65% to the daily net asset value of the VAA depending on the death benefit option chosen. This charge includes 0.15% as an administrative charge; the balance of the charge is a mortality and expense risk charge. We charge an account fee of $40 per contract year if the account value is less than $50,000. See Charges and other deductions.

This trust pays a management fee to SIMC based on the average daily net asset value of each fund. See Investments of the variable annuity account-Investment adviser. Each fund also has additional operating expenses. These are described in the Prospectus for the trust.

What purchase payments do I make, and how often? Subject to minimum and maximum purchase payment amounts, your payments are completely flexible. See The contracts--Purchase payments.

How will my annuity payouts be calculated? If you decide to annuitize, you may select an annuity option and start receiving retirement income payments from your contract as a fixed option or variable option or a combination of both. See Annuity options. Remember that participants in the VAA benefit from any gain, and take a risk of any loss, in the value of the securities in the funds' portfolios.

What happens if I die before I annuitize? Your beneficiary will receive the death benefit you have chosen. Your beneficiary has options as to how the death benefit is paid or you may choose an option for your beneficiary. See Death benefit before the annuity commencement date.

May I transfer account value between variable options? Yes, with certain limits. See The contracts--Transfers on or before the annuity commencement date: and Transfers after the annuity commencement date.

May I surrender the contract or make a withdrawal? Yes, subject to contract requirements and to the restrictions of any qualified retirement plan for which the contract was purchased. See Surrenders and withdrawals.

In addition, if you decide to take a distribution before age 59 1/2, a 10% Internal Revenue Service (IRS) tax penalty may apply. A surrender or a withdrawal also may be subject to 20% withholding. See Federal tax status and withholding.

Do I get a free look at this contract? Yes. You can cancel the contract within ten days (in some states longer) of the date you first receive the contract. You need to return the contract, postage prepaid, to our home office. In most states you assume the risk of any market drop on purchase payments you allocate to the variable side of the contract. See Return privilege.

Investment results

At times, the VAA may compare its investment results to various unmanaged indices or other variable annuities in reports to shareholders, sales literature and advertisements. The results will be calculated on a total return basis for various periods. Total returns include the reinvestment of all distributions, which are reflected in changes in unit value. See the SAI for further information.
6

Financial statements

The financial statements of the VAA and the statutory-basis financial statements of Lincoln Life are located in the SAI. If you would like a free copy of the SAI, complete and mail the enclosed card, or call 1-800-942-5500.

Lincoln National Life Insurance Co.

Lincoln Life was founded in 1905 and is organized under Indiana law. We are one of the largest stock life insurance companies in the United States. We are owned by Lincoln Financial Group (LFG) which is also organized under Indiana law. LFG's primary businesses are insurance and financial services.

General account

The general account of Lincoln Life is subject to regulation and supervision by the Indiana Department of Insurance as well as the insurance laws and regulations of the jurisdictions in which the contracts are distributed.

In reliance on certain exemptions, exclusions and rules, Lincoln Life has not registered interests in the general account as a security under the Securities Act of 1933 and has not registered the general account as an investment company under the Investment Company Act of 1940. Accordingly, neither the general account nor any interests in it are regulated under the 1933 Act or the 1940 Act. Lincoln Life has been advised that the staff of the SEC has not made a review of the disclosures which are included in this Prospectus which relate to our general account. These disclosures, however, may be subject to certain generally applicable provisions of the federal securities laws regulating the accuracy and completeness of statements made in prospectuses. This Prospectus is generally intended to serve as a disclosure document only for aspects of the contract involving the VAA, and therefore contains only selected information regarding the fixed annuity payouts.

Variable annuity account
(VAA)

On January 25, 2000, the VAA was established as an insurance company separate account under Indiana law. It is registered with the SEC as a unit investment trust under the provisions of the Investment Company Act of 1940 (1940 Act). The SEC does not supervise the VAA or Lincoln Life. The VAA is a segregated investment account, meaning that its assets may not be charged with liabilities resulting from any other business that we may conduct. Income, gains and losses, whether realized or not, from assets allocated to the VAA are, in accordance with the applicable annuity contracts, credited to or charged against the VAA. They are credited or charged without regard to any other income, gains or losses of Lincoln Life. The VAA satisfies the definition of a separate account under the federal securities laws. We do not guarantee the investment performance of the VAA. Any investment gain or loss depends on the investment performance of the funds. You assume the full investment risk for all amounts placed in the VAA.

The VAA is used to support other annuity contracts offered by Lincoln Life in addition to the contracts described in this Prospectus. The other annuity contracts supported by the VAA invest in the same portfolios of the trust as the contracts described in this Prospectus. These other annuity contracts may have different charges that could affect the performance of the subaccount.

Investments of the variable annuity account

You decide the subaccount(s) to which you allocate purchase payments. You may change your allocation without penalty or charges. Shares of the funds will be sold at net asset value. The trust is required to redeem fund shares at net asset value upon our request. We reserve the right to add, delete or substitute funds.

Investment adviser
The investment adviser for the trust is SEI Investments Management Corporation
(SIMC). As compensation for its services to the trust, the investment adviser receives a fee from the trust which is accrued daily and paid monthly. This fee is based on the net assets of each fund, as defined under Purchase and Redemption of Shares, in the Prospectus for the trust.

Additionally, SIMC currently has thirty-two sub-advisory agreements in which the sub-adviser may perform some or substantially all of the investment advisory services required by those respective funds. See the trust prospectus for additional information on the sub-adviser.

No additional compensation from the assets of those funds will be assessed as a result of the sub-advisory agreements.

Description of the trust
SEI Insurance Products Trust (trust) is an open-end management investment company that has diversified and non-diversified portfolios. The trust was organized as a Massachusetts business trust under a Declaration of Trust dated December 14, 1998. The Declaration of Trust permits the trust to offer separate series ("funds") of units of beneficial interest ("shares") and different classes of shares. Each share of each fund represents an equal proportionate interest in that fund with each other share of that fund. All consideration received by the trust for shares of any class of any fund and all assets of such fund or class belong to that fund or class, respectively, and would be subject to the liabilities related thereto.

Following are brief summaries of the investment objectives and policies of the funds. Each fund is subject to certain investment policies and restrictions which may not be changed without a majority vote of shareholders of that fund. More detailed information may be obtained from the current Prospectus for the trust which is included in this booklet. Please be advised that there is no assurance that any of the funds will achieve their stated objectives.

1. SEI VP LARGE CAP VALUE FUND--The investment objective of the SEI VP Large Cap Value Fund is long-term growth of capital and income.

  The Fund invests primarily in common stocks of U.S. companies with market capitalizations of more than $1 billion.

2. SEI VP LARGE CAP GROWTH FUND--The investment objective of the SEI VP Large Cap Growth Fund is capital appreciation.

  The Fund invests primarily in U.S. companies with market capitalizations of more than $1 billion.

3. SEI VP SMALL CAP VALUE FUND--The investment objective of the SEI VP Small Cap Value Fund is capital appreciation.

  The Fund invests primarily in common stocks of U.S. companies with market capitalizations of less than $2 billion.

4. SEI VP SMALL CAP GROWTH FUND--The investment objective of the SEI VP Small Cap Growth Fund is long-term capital appreciation.

  The Fund invests primarily in common stocks of U.S. companies with market capitalizations less than $2 billion.

5. SEI VP INTERNATIONAL EQUITY FUND--The SEI VP International Equity Fund seeks to provide long-term capital appreciation by investing primarily in a diver-sified portfolio of equity securities of non-U.S. issuers.


6. SEI VP EMERGING MARKETS EQUITY FUND--The SEI VP Emerging Markets Equity Fund seeks to provide capital appreciation by investing primarily in a diversi-fied portfolio of equity securities of emerging market issuers.


7. SEI VP CORE FIXED INCOME FUND--The investment objective of the SEI VP Core Fixed Income Fund is current income consistent with the preservation of cap-ital.

  The Fund invests primarily in investment grade U.S. corporate and government fixed income securities, including mortgage-backed securities.

8. SEI VP HIGH YIELD BOND FUND--The investment objective of the SEI VP High Yield Bond Fund is to maximize total return.

  The Fund invests primarily in fixed income securities that are rated below investment grade ("junk bonds"), including corporate bonds and debentures, convertible and preferred securities, and zero coupon obligations.

9. SEI VP INTERNATIONAL FIXED INCOME FUND--The SEI VP International Fixed In-come Fund seeks to provided capital appreciation and current income through investment primarily in investment grade, non-U.S. dollar denominated gov-ernment, corporate, mortgage-backed and asset-backed fixed income securi-ties.

10. SEI VP EMERGING MARKETS DEBT FUND--The investment objective of the SEI VP Emerging Markets Debt Fund is to maximize total return.

  The Fund invests primarily in U.S. dollar denominated debt securities of government, government-related and corporate issuers in emerging market countries and of entities organized to restructure the outstanding debt of such issuers.

11. SEI VP PRIME OBLIGATION FUND--The SEI VP Prime Obligation Fund seeks to preserve principal value and maintain a high degree of liquidity while pro-viding current income.

Asset allocation portfolios
SIMC currently offers twelve asset allocation portfolios which are available to variable annuity purchasers. You can choose one of these asset allocation portfolios or choose the customized allocation in which you determine your own allocations among the funds. If you choose one of these asset allocation portfolios, SIMC will determine the allocation of your purchase payments into the funds.

If you want to change your portfolio selection, you must notify us in writing or over the telephone, if we have received proper telephone authorization.

The available portfolios are:

1. VP INSTITUTIONAL MODERATE GROWTH & INCOME PORTFOLIO

2. VP INSTITUTIONAL GROWTH & INCOME PORTFOLIO

3. VP INSTITUTIONAL CAPITAL GROWTH PORTFOLIO

4. VP INSTITUTIONAL EQUITY PORTFOLIO

5. VP GLOBAL MODERATE GROWTH & INCOME PORTFOLIO

6. VP GLOBAL GROWTH & INCOME PORTFOLIO

7. VP GLOBAL CAPITAL GROWTH PORTFOLIO

8. VP GLOBAL EQUITY PORTFOLIO

9. VP MODERATE GROWTH & INCOME PORTFOLIO

10. . VP GROWTH & INCOME PORTFOLIO

11. VP CAPITAL GROWTH PORTFOLIO


12. VP DOMESTIC EQUITY PORTFOLIO

Sale of fund shares
We will purchase shares of the funds at net asset value and direct them to the appropriate subaccounts of the VAA. We will redeem sufficient shares of the appropriate funds to pay annuity payouts, death benefits, surrender/withdrawal proceeds or for other purposes described in the contract. If you want to transfer all or part of your investment from one subaccount to another, we may redeem shares held in the first and purchase shares of the other. The shares are retired, but they may be reissued later.

Shares of the funds are not sold directly to the general public. They are sold to Lincoln Life, and may be sold to other insurance companies, for investment of the assets of the subaccounts established by those insurance companies to fund variable annuity and variable life insurance contracts.

When the trust sells shares in any of its funds both to variable annuity and to variable life insurance separate accounts, it is said to engage in mixed funding. When the trust sells shares in any of its funds to separate accounts of unaffiliated life insurance companies, it is said to engage in shared funding.

The trust currently engages in mixed and shared funding. Therefore, due to differences in redemption rates or tax treatment, or other considerations, the interests of various contractowners participating in a fund could conflict. The trust's Board of Trustees will monitor for the existence of any material conflicts, and determine what action, if any, should be taken. See the Prospectus for the trust.

Reinvestment of dividends and capital gain distributions
All dividend and capital gain distributions of the funds are automatically reinvested in shares of the distributing funds at their net asset value on the date of distribution. Dividends are not paid out to contractowners as additional units, but are reflected as changes in unit values.

Addition, deletion or substitution of investments
We reserve the right, within the law, to make additions, deletions and substitutions for the trust in which the VAA participates. (We may substitute shares of other funds for shares already purchased, or to be purchased in the future, under the contract. This substitution might occur if shares of a fund should no longer be available, or if investment in any fund's shares should become inappropriate, in the judgment of our management, for the purposes of the contract). We cannot substitute shares of one fund for another without the approval by the SEC. We will also notify you.

Charges and other deductions
We will deduct the charges described below to cover our costs and expenses, services provided and risks assumed under the contracts. We incur certain costs and expenses for the distribution and administration of the contracts and for providing the benefits payable thereunder. More particularly, our administrative services include: processing applications for and issuing the contracts, processing purchases and redemptions of fund shares as required (including dollar cost averaging, cross-reinvestment and automatic withdrawal services), maintaining records, administering annuity payouts, furnishing accounting and valuation services (including the calculation and monitoring of daily subaccount values), reconciling and depositing cash receipts, providing contract confirmations, providing toll-free inquiry services and furnishing telephone fund transfer services. The risks we assume include: the risk that annuitants, upon whose lives annuity payouts under contract are based, live longer than we assumed when we calculated our guaranteed rates (these rates are incorporated in the contract and cannot be changed); the risk that death benefits paid will exceed the actual account value; and the risk that our costs in providing the services will exceed our revenues from the contract charges (which we cannot change). However, if the charges deducted prove more than sufficient to cover our risks, we will keep the profit. The amount of a charge may not necessarily correspond to the costs associated with providing the services or benefits indicated by the description of the charge.

Deductions from the VAA for SEI Variable Annuity
We deduct from the VAA an amount, computed daily, which is equal to an annual rate depending on the death benefit option elected of the daily net asset value. The charge includes a 0.15% administrative charge and a mortality and expense risk charge. The mortality and expense risk charge is .20% for the account value death benefit option; .25% for the return of premium death benefit option; .35% for the annual step-up death benefit option and .50% for the 5% step-up death benefit option.

Account fee
For contracts with an account value of $50,000 or less, during the accumulation period, we will deduct $40 from the account value on each contract anniversary to compensate us for the administrative services provided to you; this $40 account fee will also be deducted from the account value upon surrender. This fee may be lower in certain states, if required. The account fee will be waived for any contract with an account value that is greater than $50,000.

Deductions for premium taxes
Any premium tax or other tax levied by any government entity as a result of the existence of the contracts of the VAA will be deducted from the account value when incurred, or at another time of our choosing.

The applicable premium tax rates that states and other governmental entities impose on the purchase of an annuity are subject to change by legislation, by administration interpretation or by judicial action. These premium taxes generally depend upon the law of your state of residence. The tax ranges from 0.5% to 5.0%.

Other charges and deductions
There are deductions from and expenses paid out of the assets of the underlying trust that are more fully described in the Prospectus for the trust.

Additional information
The charges described previously may be reduced or eliminated for any particular contract. However, these charges will be reduced only to the extent that we anticipate lower distribution and/or administrative expenses, or that we perform fewer sales or administrative services than those originally contemplated in establishing the level of those charges. Lower distribution and administrative expenses may be the result of economies associated with (1) the use of mass enrollment procedures, (2) the performance of administrative or sales functions by the employer, (3) the use by an employer of automated techniques in submitting deposits or information related to deposits on behalf of its employees or (4) any other circumstances which reduce distribution or administrative expenses. The exact amount of charges applicable to a particular contract will be stated in that contract.

The contracts

Purchase of contracts
This product will only be sold as part of an asset management program made available by fee based financial planners. If you wish to purchase a contract, you must apply for it through a sales representative authorized by us. The completed application is sent to us and we decide whether to accept or reject it. If the application is accepted, a contract is prepared and executed by our legally authorized officers. The contract is then sent to you through your sales representative. See Distribution of the contracts.

When a completed application and all other information necessary for processing a purchase order is received, an initial purchase payment will be priced no later than two business days after we receive the order. While attempting to finish an incomplete application, we may hold the initial purchase payment for no more than five business days. If the incomplete application cannot be completed within those five days, you will be informed of the reasons, and the purchase payment will be returned immediately. Once the application is complete, the initial purchase payment must be priced within two business days.

Who can invest
To apply for a contract, you must be of legal age in a state where the contracts may be lawfully sold and also be eligible to participate in any of the qualified or nonqualified plans for which the contracts are designed. The contractowner, joint owner and annuitant must be less than age 91.

Purchase payments
Purchase payments are payable to us at a frequency and in an amount selected by you in the application. The minimum initial purchase payment is $25,000. The minimum payment to the contract at any one time must be at least $100 ($25 if transmitted electronically). Purchase payments in total may not exceed $2,000,000 for an owner or $1,000,000 for each joint owner without our approval. We may terminate the contract as allowed by your state's non-forfeiture law for individual deferred annuities. Payments may be made or, if stopped, resumed at any time until the annuity commencement date, the surrender of the contract, maturity date or the payment of any death benefit, whichever comes first.

Valuation date
Accumulation and annuity units will be valued once daily at the close of trading (currently 4:00 p.m., New York time) on each day the New York Stock Exchange is open (valuation date). On any date other than a valuation date, the accumulation unit value and the annuity unit value will not change.

Allocation of purchase payments
Purchase payments are placed into the VAA's subaccounts, each of which invests in shares of its corresponding fund of the trust, according to your instructions.

The minimum amount of any purchase payment that can be put into any one subaccount is $20. Upon allocation to a subaccount, purchase payments are converted into accumulation units. The number of accumulation units credited is determined by dividing the amount allocated to each subaccount by the value of an accumulation unit for that subaccount on the valuation date on which the purchase payment is received at our home office if received before 4:00 p.m., New York time. If the purchase payment is received at or after 4:00 p.m., New York time, we will use the accumulation unit value computed on the next valuation date. The number of accumulation units determined in this way is not changed by any subsequent change in the value of an accumulation unit. However, the dollar value of an accumulation unit will vary depending not only upon how well the underlying fund's investment perform, but also upon the expenses of the VAA and the underlying funds.

Valuation of accumulation units
Purchase payments allocated to the VAA are converted into accumulation units. This is done by dividing each purchase payment by the value of an accumulation unit for the valuation period during which the purchase payment is allocated to the VAA. The accumulation unit value for each subaccount was or will be established at the inception of the subaccount. It may increase or decrease from valuation period to valuation period. The accumulation unit value for a subaccount for a later valuation period is determined as follows:

(1) The total value of the fund shares held in the subaccount is calculated by multiplying the number of fund shares owned by the subaccount at the beginning of the valuation period by the net asset value per share of the fund at the end of the valuation period, and adding any dividend or other distribution of the fund if an ex-dividend date occurs during the valuation period; minus

(2) The liabilities of the subaccount at the end of the valuation period; these liabilities include daily charges imposed on the subaccount, and may include a charge or credit with respect to any taxes paid or reserved for by us that we determine result from the operations of the VAA; and

(3) The result of (2) is divided by the number of subaccount units outstanding at the beginning of the valuation period.

The daily charges imposed on a subaccount for any valuation period are equal to the daily mortality and expense risk charge and the daily administrative charge multiplied by the number of calendar days in the valuation period. Because a different daily charge is made for contracts with different death benefit options, contracts with different death benefit options will have different corresponding accumulation unit values on any given day.

Transfers on or before the annuity commencement date
You may transfer all or a portion of your investment from one subaccount to another. A transfer involves the surrender of accumulation units in one subaccount and the purchase of accumulation units in the other subaccount. A transfer will be done using the respective accumulation unit values determined at the end of the valuation date on which the transfer request is received. Currently, there is no charge for a transfer. However, we reserve the right to impose a charge in the future for transfers.

Transfers between subaccounts are restricted to twelve times every contract year. We reserve the right to waive this twelve-time limit. This limit does not apply to

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transfers made under a dollar cost averaging or other automatic transfer program elected on forms available from us. (The SAI contains more information about these programs.) The minimum amount that may be transferred between subaccounts is $300 (or the entire amount in the subaccount, if less than $300). If the transfer from a subaccount would leave you with less than $300 in the subaccount, we may transfer the entire balance of the subaccount.

A transfer request may be made to our home office using written, telephone or electronic instructions, if the appropriate authorization is on file with us. In order to prevent unauthorized or fraudulent telephone or electronic transfers, we may require the user to provide certain identifying information before we will act upon their instructions. We may also assign the contractowner a Personal Identification Number (PIN) to serve as identification. We will not be liable for following instructions we reasonably believe are genuine. Telephone requests may be recorded and written confirmation of all transfer requests will be mailed to the contractowner on the next valuation date. Telephone and electronic transfers will be processed on the valuation date that they are received when they are received at our customer service center before 4 p.m. New York time.

When thinking about a transfer of account value, you should consider the inherent risk involved. Frequent transfers based on short-term expectations may increase the risk that a transfer will be made at an inopportune time.

Transfers after the annuity commencement date
You may transfer all or a portion of your investment in one subaccount to another subaccount in the VAA or to the fixed side of the contract. Those transfers will be limited to three times per contract year. Currently, there is no charge for those transfers. However, we reserve the right to impose a charge.

No transfers are allowed from the fixed side of the account to the subaccounts.

Death benefit before the annuity commencement date
You may designate a beneficiary during your lifetime and change the beneficiary by filing a written request with our home office. Each change of beneficiary revokes any previous designation. We reserve the right to request that you send us the contract for endorsement of a change of beneficiary.

Upon the death of the contractowner, a death benefit will be paid to the beneficiary. Upon the death of a joint owner, the death benefit will be paid to the surviving joint owner. Upon the death of an annuitant who is not the contractowner or joint owner, a death benefit may be paid to the contractowner (and joint owner, if applicable, in equal shares). If the contractowner is a corporation or other non-individual (non-natural person), the death of the annuitant will be treated as death of the contractowner.

If the death occurs before the annuity commencement date, the death benefit paid will depend on the death benefit option in effect on the day on which we approve payment of the claim. Four death benefit options are available:

Account Value death benefit option: The death benefit is equal at all times to the account value on the date on which the death claim is approved by us for payment.

Return of Premium death benefit option: The death benefit is equal to the greater of the account value on the date on which the death claim is approved by us for payment or the sum of all purchase payments minus withdrawals, partial annuitizations, and premium tax incurred.

Annual Step-Up death benefit option: The death benefit is equal to the greatest of three amounts:

a) the account value on the date on which the death claim is approved by us for payment,

b) the sum of all purchase payments minus withdrawals, partial annuitizations, and premium tax collected.

c) the highest account value on any contract anniversary prior to the 81st birthday of the deceased, increased by purchase payments and decreased by partial withdrawals, partial annuitizations, and premium tax incurred subsequent to the contract anniversary on which the highest account value is obtained.

5% Step-Up death benefit option: The death benefit is equal to the greatest of four amounts:

a) the account value on the date on which the death claim is approved by us for payment,

b) the sum of all purchase payments minus withdrawals, partial annuitizations, and premium tax collected,

c) the highest account value on any contract anniversary prior to the 81st birthday of the deceased, increased by purchase payments and decreased by partial withdrawals, partial annuitizations, and premium tax incurred subsequent to the contract anniversary on which the highest account value is obtained,

d) the accumulation of all purchase payments minus the accumulation of all withdrawals, partial annuitizations and premium tax; where each purchase payment, withdrawal, partial annuitization and premium tax will be accumulated daily at an annual rate of 5% from the date of the purchase payment, withdrawal, partial annuitization and premium tax until the earlier of the date of death

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

   of the deceased (owner, joint owner or annuitant) or the contract date anniversary immediately preceding the 81st birthday of the deceased (owner, joint owner, or annuitant) except that the accumulation of any purchase payment, withdrawal, partial annuitization and premium tax will not exceed 200% of that purchase payment, withdrawal, partial annuitization and premium tax.

If there are joint owners, upon the death of the first contractowner, Lincoln Life will pay a death benefit to the surviving joint owner. The surviving joint owner will be treated as the primary, designated beneficiary. Any other beneficiary designation on record at the time of death will be treated as a contingent beneficiary. If the surviving joint owner is the spouse of the deceased joint owner he/she may continue the contract as a sole contractowner. Upon the death of the spouse who continues the contract, Lincoln Life will pay a death benefit to the designated beneficiary(s).

If the beneficiary is the spouse of the contractowner, then the spouse may elect to continue the contract as contractowner.

Upon the death of a contractowner, joint owner or annuitant, if the surviving spouse continues the contract, any portion of the death benefit that would have been payable (if the contract had not been continued) that exceeds the current contract value will be credited to the contract. This provision applies only one time for each contract.

If an annuitant who is not the contractowner or a joint owner dies, then the contingent annuitant, if named, becomes the annuitant and no death benefit is payable on the death of the annuitant. If no contingent annuitant is named, the contractowner (or younger of joint owners) becomes the annuitant. Alternatively, a death benefit may be paid to the contractowner (and joint owner, if applicable, in equal shares) upon the death of the annuitant. Notification of the election of this death benefit must be received by us within 75 days of the death of the annuitant. If no contractowner is living on the date of death of the annuitant, the death benefit will be available to the beneficiary. The contract terminates when any death benefit is paid due to the death of the annuitant. If the annuitant has been changed subsequent to the effective date of this contract, unless the change occurred because of the death of a prior annuitant, the death benefit option in effect will be terminated and the Account Value death benefit option will become effective as of the valuation date that the written notification to change the annuitant was received in the home office.

The value of the death benefit will be determined as of the date on which the death claim is approved for payment. This payment will occur upon receipt of:
(1) proof (e.g. an original certified death certificate), or any other proof of death satisfactory to us, of the death; (2) written authorization for payment; and (3) our receipt of all required claim forms, fully completed. If the beneficiary is a minor, court documents appointing the guardian/custodian must be submitted.

When applying for a contract, an applicant may request one of the four death benefit options available. If no death benefit option is chosen, the Return of Premium death benefit option will be the death benefit as of the contract date.

After a contract is issued, the contractowner may substitute a lower level death benefit option for the option currently in effect. For purposes of determining allowable substitutions, Account Value is the lowest level of death benefit. Return of Premium is the next highest option, followed by Annual Step-Up, with 5% Step-Up being the highest level of death benefit. A request for substitution must be in writing on a form acceptable to us. The current death benefit option will be discontinued and the new death benefit option will begin as of the valuation date we receive the substitution request, and we will stop deducting the charge for the current option and begin deducting the charge for the new option as of that same date. A death benefit option may be substituted for the current death benefit option only if the new option provides a lower level of death benefit. See Charges and deductions.

Unless otherwise provided in the beneficiary designation, one of the following procedures will take place on the death of a beneficiary:

(1) If any beneficiary dies before the contractowner, that beneficiary's interest will go to any other beneficiaries named, according to their respective interest; and/or

(2) If no beneficiary survives the contractowner, the proceeds will be paid to the contractowner's estate.

Unless the contractowner has already selected a settlement option, the beneficiary may choose the method of payment of the death benefit. The death benefit payable to the beneficiary or joint owner must be distributed within five years of the contractowner's date of death unless the beneficiary begins receiving within one year of the contractowner's death the distribution in the form of a life annuity or an annuity for a designated period not extending beyond the beneficiary's life expectancy.

The death benefit payable on the death of the annuitant will be distributed in either a lump sum or under an annuity payout. The annuity payout must be selected within 60 days after we have approved the death claim.

If a lump sum settlement is elected, the proceeds will be mailed within seven days of approval by us of the claim, subject to the laws, regulations and tax code governing payment of death benefits. This payment may be postponed as permitted by the Investment Company Act of 1940.

Joint ownership
If a joint owner is named in the application, the joint owners shall be treated as having equal undivided interests in the contract. Either owner, independently of the other, may exercise ownership rights in this contract.

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Surrenders and withdrawals
Before the annuity commencement date, we will allow the surrender of the contract or a withdrawal of the account value upon your written request, subject to the rules discussed below. The surrender/withdrawal option is not available after the annuity commencement date.

The amount available upon the surrender/withdrawal is the account value less any applicable charges, fees and taxes at the end of the valuation period during which the written request for surrender/withdrawal is received at the home office. Unless a request for withdrawal specifies otherwise, withdrawals will be made from all subaccounts within the VAA in the same proportion that the amount of withdrawal bears to the total account value. Unless prohibited, surrender/ withdrawal payments will be mailed within seven days after we receive a valid written request at the home office. The payment may be postponed as permitted by the 1940 Act. Contract proceeds from the VAA will be paid within seven days, except (i) when the NYSE is closed (except weekends and holidays); (ii) times when market trading is restricted or the SEC declares an emergency, and we cannot value units or the funds cannot redeem shares; or
(iii) when the SEC so orders to protect contractowners.

The minimum withdrawal is $300. Lincoln Life reserves the right to surrender this contract if any withdrawal reduces the total account value to a level at which this contract may be surrendered in accordance with applicable law for individual deferred annuities.

The tax consequences of a surrender/withdrawal are discussed later, in this booklet. See Federal tax status.

Special restrictions on surrenders/withdrawals apply if your contract is purchased as part of a retirement plan of a public school system or 501(c)(3) organization under Section 403(b) of the tax code. Beginning January 1, 1989, in order for a contract to retain its tax-qualified status, Section 403(b) prohibits a withdrawal from a 403(b) contract of post-1988 contributions (and earnings on those contributions) pursuant to a salary reduction agreement. However, this restriction does not apply if the annuitant (a) attains age 59 1/2, (b) separates from service, (c) dies, (d) becomes totally and permanently disabled and/or (e) experiences financial hardship (in which event the income attributable to those contributions may not be withdrawn).

Pre-1989 contributions and earnings through December 31, 1988, are not subject to the previously stated restriction. Funds transferred to the contract from a 403(b)(7) custodial account will be subject to restrictions.

Participants in the Texas Optional Retirement Program should refer to the Restrictions under the Texas Optional Retirement Program, later in this Prospectus booklet.

Delay of payments
Contract proceeds from the VAA will be paid within seven days, except (i) when the NYSE is closed (except weekends and holidays); (ii) times when the market trading is restricted or the SEC declares an emergency, and we cannot value units or the funds cannot redeem shares; or (iii) when the SEC so orders to protect contractowners.

Amendment of contract
We reserve the right to amend the contract to meet the requirements of the 1940 Act or other applicable federal or state laws or regulations. You will be notified in writing of any changes, modifications or waivers.

Commissions
Since the financial planners who sell this contract normally charge a fee directly to their clients for their services, Lincoln Life does not pay any compensation for the sale of this contract.

Ownership
As contractowner, you have all rights under the contract. According to Indiana law, the assets of the VAA are held for the exclusive benefit of all contractowners and their designated beneficiaries; and the assets of the VAA are not chargeable with liabilities arising from any other business that we may conduct. Qualified contracts may not be assigned or transferred except as permitted by the Employee Retirement Income Security Act (ERISA) of 1974 and upon written notification to us. Nonqualified contracts may not be collaterally assigned. We assume no responsibility for the validity or affect of any assignment. Consult your tax adviser about the tax consequence of an assignment.

Contractowner questions
The obligations to purchasers under the contracts are those of Lincoln Life. Questions about your contract should be directed to us at 1-800-942-5500.

Annuity payouts
When you apply for a contract, you may select any annuity commencement date permitted by state insurance or tax law.

The contract provides optional forms of payouts of annuities (annuity options), each of which is payable on a variable basis, fixed basis or a combination of both as you specify. The contract provides that all or part of the account value may be used to purchase an annuity.

You may elect annuity payouts in monthly, quarterly, semiannual or annual installments. If the payouts from

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

any subaccount would be or become less than $50, we have the right to reduce their frequency until the payouts are at least $50 each. Following are explanations of the annuity options available.

Annuity options
Life Annuity. This option offers a periodic payout during the lifetime of the annuitant and ends with the last payout before the death of the annuitant. This option offers the highest periodic payout since there is no guarantee of a minimum number of payouts or provision for a death benefit for beneficiaries. However, there is the risk under this option that the recipient would receive no payouts if the annuitant dies before the date set for the first payout; only one payout if death occurs before the second scheduled payout, and so on.

Life Income with Payouts Guaranteed for Designated Period. This option guarantees periodic payouts during a designated period, usually 10 or 20 years, and then continues throughout the lifetime of the annuitant. The designated period is selected by the contractowner.

Joint Life Annuity. This option offers a periodic payout during the joint lifetime of the annuitant and a designated joint annuitant. The payouts continue during the lifetime of the survivor.

Joint Life Annuity with Guaranteed Period. This option guarantees periodic payouts during a designated period, usually 10 or 20 years, and continues during the joint lifetime of the annuitant and a designated joint annuitant. The payouts continue during the lifetime of the survivor. The designated period is elected by the contractowner.

Joint and Two-Thirds Survivor Annuity. This option provides a periodic payout during the joint lifetime of the annuitant and a designated joint annuitant. When one of the joint annuitants dies, the survivor receives two-thirds of the periodic payout made when both were alive.

Unit Refund Life Annuity. This option offers a periodic payout during the lifetime of the annuitant with the guarantee that upon death a payout will be made of the value of the number of annuity units (see Variable annuity payouts) equal to the excess, if any, of: (a) the total amount applied under this option divided by the annuity unit value for the date payouts begin, divided by (b) the annuity units represented by each payout to the annuitant multiplied by the number of payouts paid before death. The value of the number of annuity units is computed on the date the death claim is approved for payment by the home office.

General Information
Under the options listed above, you may not make withdrawals. Other options, with or without withdrawal features, may be made available by us. You may pre-select an annuity payout option as a method of paying the death benefit to a beneficiary. If you do, the beneficiary cannot change this payout option. At death, options are only available to the extent they are consistent with the requirements of the contract as well as Sections 72(s) and 401(a)(9) of the tax code, if applicable. The mortality and expense risk charge and the charge for administrative services will be assessed on all variable annuity payouts, including options that may be offered that do not have a life contingency and therefore no mortality risk.

The annuity commencement date is usually on or before the contractowner's 90th birthday. You may change the annuity commencement date, change the annuity option or change the allocation of the investment among subaccounts up to 30 days before the scheduled annuity commencement date, upon written notice to the home office. You must give us at least 30 days notice before the date on which you want payouts to begin. If proceeds become available to a beneficiary in a lump sum, the beneficiary may choose any annuity payout option.

Unless you select another option, the contract automatically provides for a life annuity with annuity payouts guaranteed for 10 years (on a fixed, variable or combination fixed and variable basis, in proportion to the account allocations at the time of annuitization) except when a joint life payout is required by law. Under any option providing for guaranteed period payouts, the number of payouts which remain unpaid at the date of the annuitant's death (or surviving annuitant's death in case of joint life annuity) will be paid to you, if living, otherwise to your beneficiary as payouts become due.

Variable annuity payouts
Variable annuity payouts will be determined using:
1. The account value on the annuity commencement date;

2. The annuity tables contained in the contract;

3. The annuity option selected; and

4. The investment performance of the fund(s) selected.

To determine the amount of payouts, we make this calculation:

1. Determine the dollar amount of the first periodic payout; then

2. Credit the contract with a fixed number of annuity units equal to the first periodic payout divided by the annuity unit value; and

3. Calculate the value of the annuity units each period thereafter.

We assume an investment return of 3%, 4%, 5% or 6% per year, as applied to the applicable mortality table. The amount of each payout after the initial
                                                                              15
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payout will depend upon how the underlying fund(s) perform, relative to the assumed rate. If the actual net investment rate (annualized) exceeds the assumed rate, the payment will increase at a rate proportional to the amount of such excess. Conversely, if the actual rate is less than the assumed rate, annuity payouts will decrease. There is a more complete explanation of this calculation in the SAI.

Federal tax matters

Introduction
The Federal income tax treatment of the contract is complex and sometimes uncertain. The Federal income tax rules may vary with your particular circumstances. This discussion does not include all the Federal income tax rules that may affect you and your contract. This discussion also does not address other Federal tax consequences, or state or local tax consequences, associated with the contract. As a result, you should always consult a tax adviser about the application of tax rules to your individual situation.

Taxation of nonqualified annuities
This part of the discussion describes some of the Federal income tax rules applicable to nonqualified annuities. A nonqualified annuity is a contract not issued in connection with a qualified retirement plan receiving special tax treatment under the tax code, such as an IRA or a section 403(b) plan.

Tax deferral on earnings
The Federal income tax law generally does not tax any increase in your account value until you receive a contract distribution. However, for this general rule to apply, certain requirements must be satisfied:

 . An individual must own the contract (or the tax law must treat the contract as owned by the individual).

 . The investments of the VAA must be "adequately diversified" in accordance with IRS regulations.

 . Your right to choose particular investments for a contract must be limited.

 . The annuity commencement date must not occur near the end of the annuitant's life expectancy.

Contracts not owned by the individual
If a contract is owned by an entity (rather than an individual) the tax code generally does not treat it as an annuity contract for Federal income tax purposes. This means that the entity owning the contract pays tax currently on the excess of the account value over the purchase payments for the contract. Examples of contracts where the owner pays current tax on the contract's earnings are contracts issued to a corporation or a trust. Exceptions to this rule exist. For example, the tax code treats a contract as owned by an individual if the named owner is a trust or other entity that holds the contract as an agent for an individual. However, this exception does not apply in the case of any employer that owns a contract to provide deferred compensation for its employees.

Investments in the VAA must be diversified
For a contact to be treated as an annuity for Federal income tax purposes, the investments of the VAA must be "adequately diversified." IRS regulations define standards for determining whether the investments of the VAA are adequately diversified. If the VAA fails to comply with these diversification standards, you could be required to pay tax currently on the excess of the account value over the contract purchase payments. Although we do not control the investments of the underlying investment options, we expect that the underlying investment options will comply with the IRS regulations so that the VAA will be considered "adequately diversified."

Restrictions
Federal income tax law limits your right to choose particular investments for the contract. Because the IRS has not issued guidance specifying those limits, the limits are uncertain and your right to allocate account value among subaccounts may exceed those limits. If so, you would be treated as the owner of the assets of the VAA and thus subject to current taxation on the income and gains from those assets. We do not know what limits may be set by the IRS in any guidance that it may issue and whether any such limits will apply to existing contracts. We reserve the right to modify the contract without your consent to try to prevent the tax law from considering you as the owner of the assets of the VAA.

Age at which annuity payouts begin
Federal income tax rules do not expressly identify a particular age by which annuity payouts must begin. However, those rules do require that an annuity contract provide for amortization, through annuity payouts, of the contract's purchase payments and earnings. If annuity payouts under the contract begin or are scheduled to begin on a date past the annuitant's 85th birthday, it is possible that the tax law will not treat the contract as an annuity for Federal income tax purposes. In that event, you would be currently taxable on the excess of the account value over the purchase payments of the contract.

Tax treatment of payments
We make no guarantees regarding the tax treatment of any contract or of any transaction involving a contract. However, the rest of this discussion assumes that your contract will be treated as an annuity for Federal income tax purposes and that the tax law will not tax any increase in your account value until there is a distribution from your contract.

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

Taxation of withdrawals and surrenders
You will pay tax on withdrawals to the extent your account value exceeds your purchase payments in the contract. This income (and all other income from your contract) is considered ordinary income. A higher rate of tax is paid on ordinary income than on capital gains. You will pay tax on a surrender to the extent the amount you receive extends your purchase payments. In certain circumstances, your purchase payments are reduced by amounts received from your contract that were not included in income.

Taxation of annuity payouts
The tax code imposes tax on a portion of each annuity payout (at ordinary tax rates) and treats a portion as a nontaxable return of your purchase payments in the contract. We will notify you annually of the taxable amount of your annuity payout. Once you have recovered the total amount of the purchase payment in the contract, you will pay tax on the full amount of your annuity payouts. If annuity payouts end because of the annuitant's death and before the total amount of the purchase payments in the contract has been received, the amount not received generally will be deductible.

Taxation of death benefits
We may distribute amounts from your contract because of the death of a contractowner or an annuitant. The tax treatment of these amounts depends on whether you or the annuitant dies before or after the annuity commencement date.

 . Death prior to the annuity commencement date--

 . If the beneficiary receives death benefits under an annuity payout option, they are taxed in the same manner as annuity payouts.

 . If the beneficiary does not receive death benefits under an annuity payout option, they are taxed in the same manner as withdrawal.

 . Death after the annuity commencement date--

 . If death benefits are received in accordance with the existing annuity payout option, they are excludible from income if they do not exceed the purchase payments not yet distributed from the contract. All annuity payouts in excess of the purchase payments not previously received are includable in income.

 . If death benefits are received in a lump sum, the tax law imposes tax on the amount of death benefits which exceeds the amount of purchase payments not previously received.

Penalty taxes payable on withdrawals, surrenders, or annuity payouts
The tax code may impose a 10% penalty tax on any distribution from your contract which you must include in your gross income. The 10% penalty tax does not apply if one of several exceptions exists. These exceptions include withdrawals, surrenders or annuity payouts that:

 . you receive on or after you reach age 59 1/2,

 . you receive because you became disabled (as defined in the tax law),

 . a beneficiary receives on or after your death, or

 . you receive as a series of substantially equal periodic payments for life (or life expectancy).

Special rules if you own more than one annuity contract
In certain circumstances, you must combine some or all of the nonqualified annuity contracts you own in order to determine the amount of an annuity payout, a surrender or a withdrawal that you must include in income. For example, if you purchase two or more deferred annuity contracts from the same life insurance company (or its affiliates) during any calendar year, the tax code treats all such contracts as one contract. Treating two or more contracts as one contract could affect the amount of a surrender, withdrawal or an annuity payout that you must include in income and the amount that might be subject to the penalty tax described above.

Loans and assignments
Except for certain qualified contracts, the tax code treats any amount received as a loan under a contract, and any assignments or pledge (or agreement to assign or pledge) any portion of your account value, as withdrawal of such amount or portion.

Gifting a contract
If you transfer ownership of your contract to a person other than your spouse (or to your former spouse incident to divorce), and receive a payment less than your account's value, you will pay tax on your account value to the extent it exceeds your purchase payments not previously received. The new owner's purchase payments in the contract would then be increased to reflect the amount included in income.

Charges for a contract's death benefit
Your contract may have a death benefit, for which you may pay an annual charge, computed daily. It is possible that the tax law may treat all or a portion of the death benefit charge as a contract withdrawal.

Loss of income deduction
After June 8, 1997, if a contract is issued to a taxpayer that is not an individual, or if a contract is held for the benefit of an entity, the entity will lose a portion of its deduction for otherwise deductible interest expenses. This disallowance does not apply if you pay tax on the annual increase in the account value. Entities that are considering purchasing a contract, or entities that will benefit from someone else's ownership of a contract, should consult a tax adviser.

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Qualified retirement plans
We also designed the contracts for use in connection with certain types of retirement plans that receive favorable treatment under the tax code. Contracts issued to or in connection with a qualified retirement plan are called "qualified contracts." We issue contracts for use with different types of qualified plans. The Federal income tax rules applicable to those plans are complex and varied. As a result, this Prospectus does not attempt to provide more than general information about use of the contract with various types of qualified plans. Persons planning to use the contract in connection with a qualified plan should obtain advice from a competent tax adviser.

Types of qualified contracts and terms of contracts
Currently, we may issue contracts in connection with the following types of qualified plans:

 . Individual Retirement Accounts and Annuities ("Traditional IRAs")

 . Roth IRAs

 . Savings Incentive Matched Plan for Employees ("SIMPLE 401(k) plans")

 . Public School system and tax-exempt organization annuity plans ("403(b) plans")

 . Qualified corporate employee pension and profit sharing plans ("401(a) plans") and qualified annuity plans ("403(a) plans")

 . Self-employed individual plans ("H.R. 10 plans" or "Keogh Plans")

 . Deferred compensation plans of state and local governments and tax-exempt organizations ("457 plans").

Section 403(b) business will normally be accepted only for purchase payments qualifying as a 403(b) lump sum transfer or rollover. We may issue a contract for use with other types of qualified plans in the future.

We will amend contracts to be used with a qualified plan as generally necessary to conform to tax law requirements for the type of plan. However, the rights of a person to any qualified plan benefits may be subject to the plan's terms and conditions, regardless of the contract's terms and conditions. In addition, we are not bound by the terms and conditions of qualified plans to the extent such terms and conditions contradict the contract, unless we consent.

Tax treatment of qualified contracts
The Federal income tax rules applicable to qualified plans and qualified contracts vary with the type of plan and contract. For example,

 . Federal tax rules limit the amount of purchase payments that can be made, and the tax deduction or exclusion that may be allowed for the purchase payments. These limits vary depending on the type of qualified plan and the plan participant's specific circumstances, e.g., the participant's compensation.
 . Under most qualified plans, e.g., 403(b) plans and Traditional IRAs, the annuitant must begin receiving payments from the contract in certain minimum amounts by a certain age, typically age 70 1/2. However, these "minimum distribution rules" do not apply to a Roth IRA.
 . Loans are allowed under certain types of qualified plans, but Federal income tax rules prohibit loans under other types of qualified plans. For example, Federal income tax rules permit loans under some section 403(b) plans, but prohibit loans under Traditional and Roth IRAs. If allowed, loans are subject to a variety of limitations, including restrictions as to the loan amount, the loan's duration, and the manner of repayment. Your contract or plan may or may not permit loans.

Tax treatment of payments
Federal income tax rules generally include distributions from a qualified contract in the recipient's income as ordinary income. These taxable distributions will include purchase payments that were deductible or excludible from income. Thus, under many qualified contracts the total amount received is included in income since a deduction or exclusion from income was taken for purchase payments. There are exceptions. For example, you do not include amounts received from a Roth IRA in income if certain conditions are satisfied.

Failure to comply with the minimum distribution rules applicable to certain qualified plans, such as Traditional IRAs, will result in the imposition of an excise tax. This excise tax generally equals 50% of the amount by which a minimum required distribution exceeds the actual distribution from the qualified plan.

Federal penalty taxes payable on distributions
The tax code may impose a 10% penalty tax on the amount received from the qualified contract that must be included in income. The tax code does not impose the penalty tax if one of several exceptions applies. The exceptions vary depending on the type of qualified contract you purchase. For example, in the case of an IRA, exceptions provide that the penalty tax does not apply to a withdrawal, surrender or annuity payout:

 . received on or after the annuitant reaches age 59 1/2, . received on or after the annuitant's death or because of the annuitant's disability (as defined in the tax law),
 . received as a series of substantially equal periodic payments for the annuitant's life (or life expectancy), or . received as reimbursement for certain amounts paid for medical care.

These exceptions, as well as certain others not described here, generally apply to taxable distributions from other qualified plans. However, the specific requirements of the exception may vary.

Transfers and direct rollovers
In many circumstances, money may be moved between qualified contracts and qualified plans by means of a rollover or transfer. Special rules apply to such rollovers and transfers. If the applicable rules are not followed, you may suffer adverse Federal income tax consequences, including paying taxes which might not otherwise have had to be paid. A qualified adviser should always be consulted before you move or attempt to move funds between any qualified plan or contract and another qualified plan or contract.

The direct rollover rules apply to certain payments (called "eligible rollover distributions") from section 401(a) plans, section 403(a) or (b) plans, H.R. 10 plans and contracts used in connection with these types of plans. (The direct rollover rules do not apply to distributions from IRAs or section 457 plans.) The direct rollover rules require that we withhold Federal income tax equal to 20% of the eligible rollover distribution from the distribution amount, unless you elect to have the amount directly transferred to certain qualified plans or contracts. Before we send a rollover distribution, we will provide the recipient with a notice explaining these requirements and how the 20% withholding can be avoided by electing a direct rollover.

The death benefit and IRAs
Pursuant to IRS regulations, IRAs may not invest in life insurance contracts. We do not believe that these regulations prohibit the death benefit from being provided under the contracts when we issue the contract as Traditional IRAs or Roth IRAs. However, the law is unclear and it is possible that the presence of the death benefit under a contract issued as a Traditional IRA or Roth IRA could result in increased taxes to you.

Federal income tax withholding
We will withhold and remit to the IRS a part of the taxable portion of each distribution made under a contract unless the distributee notifies us at or before the time of the distribution that tax is not to be withheld. In certain circumstances, Federal income tax rules may require us to withhold tax. At the time a withdrawal, surrender or annuity payout is requested, we will give the recipient an explanation of the withholding requirements.

Tax status of Lincoln Life
Under existing Federal income tax laws, Lincoln Life does not pay tax on investment income and realized capital gains of the VAA. Lincoln Life does not expect that it will incur any Federal income tax liability on the income and gains earned by the VAA. We, therefore, do not impose a charge for Federal income taxes. If Federal income tax law changes and we must pay tax on some or all of the income and gains earned by the VAA, we may impose a charge against the VAA to pay the taxes.

Changes in law
The above discussion is based on the tax code, IRS regulations and interpretations existing on the date of this Prospectus. However, Congress, The IRS and the courts may modify these authorities, sometimes retroactively.

Voting rights

As required by law, we will vote the trust shares held in the VAA at meetings of the shareholders of the trust. The voting will be done according to the instructions of contractowners who have interests in the subaccounts which invest in classes of funds of the trust. If the 1940 Act or any regulation under it should be amended or if present interpretations should be amended or if present interpretations should change, and if as a result we determine that we are permitted to vote the trust shares in our own right, we may elect to do so.

The number of votes which you have the right to cast will be determined by applying your percentage interest in a subaccount to the total number of votes attributable to the subaccount. In determining the number of votes, fractional shares will be recognized.

Trust shares of a class held in a subaccount for which no timely instructions are received will be voted by us in proportion to the voting instructions which are received for all contracts participating in that subaccount. Voting instructions to abstain on any item to be voted on will be applied on a pro-rata basis to reduce the number of votes eligible to be cast.

Whenever a shareholders meeting is called, each person having a voting interest in a subaccount will receive proxy voting material, reports and other materials relating to the trust. Since the trust engages in shared funding, other persons or entities besides Lincoln Life may vote trust shares. See Sale of fund shares by the trust.

Distribution of the contracts

Lincoln Life is the distributor and principal underwriter of the contracts. Under an agreement with Lincoln Life, SEI Investment Distribution Co. (SEI) will assist Lincoln Life in forming the selling group. SEI will also perform certain functions in support of the selling group. The contracts will be sold by properly licensed registered representatives of independent broker-dealers which in turn have selling agreements with Lincoln Life and have been licensed by state insurance departments to represent us. Lincoln Life will offer the contracts in all states it is licensed to do business.

Return privilege

Within the free-look period after you receive the contract, you may cancel it for any reason by delivering or mailing it postage prepaid, to the home office at P.O. Box 2348, 1300 South Clinton Street, Fort Wayne, Indiana, 46801. A contract canceled under this provision will be void. With respect to the VAA, except as explained in the following paragraph, we will return the account value as of the date of receipt of the cancellation, plus any premium taxes which had been deducted. A purchaser who participates in the VAA is subject to the risk of a market loss during the free-look period.

For contracts written in those states whose laws require that we assume this market risk during the free-look period, a contract may be canceled, subject to the conditions explained before, except that we will return only the purchase payment(s).

State regulation

As a life insurance company organized and operated under Indiana law, we are subject to provisions governing life insurers and to regulation by the Indiana Commissioner of Insurance.

Our books and accounts are subject to review and examination by the Indiana Insurance Department at all times. A full examination of our operations is conducted by that Department at least every five years.

Restrictions under the Texas Optional Retirement Program

Title 8, Section 830.105 of the Texas Government Code, consistent with prior interpretations of the Attorney General of the State of Texas, permits participants in the Texas Optional Retirement Program (ORP) to redeem their interest in a variable annuity contract issued under the ORP only upon:

1. Termination of employment in all institutions of higher education as defined in Texas law;

2. Retirement; or

3. Death.

Accordingly, a participant in the ORP will be required to obtain a certificate of termination from their employer before accounts can be redeemed.

Records and reports

As presently required by the 1940 Act and applicable regulations, we are responsible for maintaining all records and accounts relating to the VAA. We have entered into an agreement with the Delaware Management Company, 2005 Market Street, Philadelphia, PA, 19203, to provide accounting services to the VAA. We will mail to you, at your last known address of record at the home office, at least semiannually after the first contract year, reports containing information required that Act or any other applicable law or regulation.

Other information

A Registration Statement has been filed with the SEC, under the Securities Act of 1933 as amended, for the contracts being offered here. This Prospectus does not contain all the information in the Registration Statement, its amendments and exhibits. Please refer to the Registration Statement for further information about the VAA, Lincoln Life and the contracts offered. Statements in this Prospectus about the content of contracts and other legal instruments are summaries. For the complete text of those contracts and instruments, please refer to those documents as files with the SEC.

We are a member of the Insurance Marketplace Standards Association ("IMSA") and may include the IMSA logo and information about IMSA membership in our advertisements. Companies that belong to IMSA subscribe to a set of ethical standards covering the various aspects of sales and services for individually sold life insurance and annuities.

The fund may also offer shares of the funds to other segregated investment accounts.

Legal proceedings
Lincoln Life is involved in various pending or threatened legal proceedings arising from the conduct of its business. Most of those proceedings are routine and in the ordinary course of business. In some instances they include claims for unspecified or substantial punitive damages and similar types of relief in addition to amounts for equitable relief. After consultation with legal counsel and a review of available facts, it is management's opinion that the ultimate liability, if any, under these suits will not have a material adverse effect on the financial position of Lincoln Life.

Lincoln Life is presently defending four lawsuits in which Plaintiffs seek to represent national classes of policyholders in connection with alleged fraud, breach of contract and other claims relating to the sale of interest-sensitive universal and participating whole life insurance policies. As of the date of this Prospectus, the courts have not certified a class in any of the suits. Plaintiffs seek unspecified damages and penalties for themselves and on behalf of the putative class. Although the relief sought in these cases is substantial, the cases are in the preliminary stages of litigation, and it is premature to make assessments about potential loss, if any. Management is defending these suits vigorously. The amount of liability, if any, which may ultimately arise as a result of these suits cannot be reasonably determined at this time.

Statement of additional
information table of
contents for Variable Annuity Account T SEI Variable Annuity

Item
-----------------------------------------
General information and history of
Lincoln Life                          B-2
-----------------------------------------
Special terms                         B-2
-----------------------------------------
Services                              B-2
-----------------------------------------
Principal underwriter                 B-2
-----------------------------------------
Purchase of securities being offered  B-2
-----------------------------------------

For a free copy of the SAI please see page one of this booklet.



Item
--------------------------------------
Calculation of investment results
                                   B-2
--------------------------------------
Annuity payouts                    B-6
--------------------------------------
Advertising and sales literature   B-7
--------------------------------------
Financial statements               B-8
--------------------------------------

SEI Variable Annuity
Lincoln Life
Variable Annuity Account T (Registrant)

The Lincoln National
Life Insurance Company (Depositor)

Statement of Additional Information (SAI)

This Statement of Additional Information should be read in conjunction with the
Prospectus of Lincoln Life Variable Annuity Account T dated          , 2000.
You may obtain a copy of the SEI Variable Annuity Prospectus on request and without charge. Please write, The Lincoln National Life Insurance Company, P.O. Box 2348, Fort Wayne, Indiana 46801 or call 1-800-942-5500.
Table of Contents

Item                                             Page
-----------------------------------------------------
General information and history of Lincoln Life  B-2
-----------------------------------------------------
Special terms                                    B-2
-----------------------------------------------------
Services                                         B-2
-----------------------------------------------------
Principal underwriter                            B-2
-----------------------------------------------------
Purchase of securities being offered             B-2
-----------------------------------------------------


This SAI is not a Prospectus.

The date of this SAI is        , 2000.

Item                               Page
---------------------------------------
Calculation of investment results
                                   B-2
---------------------------------------
Annuity payouts                    B-6
---------------------------------------
Advertising and sales literature   B-7
---------------------------------------
Financial statements               B-8
---------------------------------------

General information
and history of Lincoln National Life Insurance Company (Lincoln Life)

The Lincoln National Life Insurance Company (Lincoln Life), organized in 1905, is an Indiana stock insurance corporation, engaged primarily in the direct insurance of life insurance contracts and annuities, and is also a professional reinsurer. Lincoln Life is wholly owned by Lincoln National Corporation (LNC), a publicly held insurance and financial services holding company domiciled in Indiana.

Special terms

The special terms used in this SAI are the ones defined in the Prospectus. In connection with the term, valuation date, the New York Stock Exchange is currently closed on weekends and on these holidays: New Year's Day, Martin Luther King's Birthday, President's Day, Good Friday, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, and Christmas Day. If any of these holidays occurs on a weekend day, the Exchange may also be closed on the business day occurring just before or just after the holiday.

Services

Independent auditors
The financial statements of the variable annuity account (VAA) and the statutory-basis financial statements of Lincoln Life appearing in this SAI and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports also appearing elsewhere in this document and in the Registration Statement. The financial statements and schedules audited by Ernst & Young LLP have been included in this document in reliance on their reports given on their authority as experts in accounting and auditing.

Keeper of records
All accounts, books, records and other documents which are required to be maintained for the VAA are maintained by Lincoln Life or by third parties responsible to Lincoln Life. We have entered into an agreement with the Delaware Management Company, 2005 Market Street, Philadelphia, PA 19203, to provide accounting services to the VAA. No separate charge against the assets of the VAA is made by Lincoln Life for this service.

Principal underwriter

Lincoln Life is the principal underwriter for the contracts, which are offered continuously. SEI Investment Distribution Co. (SEI) will assist Lincoln Life in forming the selling group. SEI will also perform certain functions in support of the selling group.

Purchase of securities being offered

The contracts are offered to the public through certain securities broker/dealers who have entered into selling agreements with SEI and whose personnel are legally authorized to sell annuity products. See Charges and other deductions in the Prospectus.

Both before and after the annuity commencement date, there are exchange privileges between variable subaccounts, subject to restrictions set out in the Prospectus. See The contracts, in the Prospectus. No exchanges are permitted between the VAA and other variable separate accounts.

The offering of the contracts is continuous.

Calculation of investment results

No performance data is included because, as of the date hereof, the VAA and the funds had not yet commenced operations. Nonstandardized performance data will be accompanied by standard performance data once available.

Once available, the paragraphs set forth below will present performance information for the VAA and the variable subaccounts calculated in several different ways. Paragraph (A) will show the historical performance of each subaccount over the periods indicated. The information that will be presented in Paragraph (A) is referred to as "standard performance" because it is calculated in accordance with formulas prescribed by the SEC. The standard performance of each subaccount will be calculated with each of the death benefit options. Standard performance is described in Paragraph (B). Under rules prescribed by the SEC, standard performance must be included in certain advertising material that discusses the performance of the VAA and the subaccounts.

Paragraph (C) shows additional "non-standardized" performance information (i.e., performance information not calculated in accordance with SEC guidelines) for each of the variable subaccounts that may be used to advertise the performance of the VAA and the variable subaccounts. THIS INFORMATION DOES NOT INDICATE OR REPRESENT FUTURE PERFORMANCE.

(A) Average Annual Total Return
Period ending December 31, xxxx

                                                 1 year-period
                          Account Value Return of Premium Annual Step-Up 5% Step-Up
                          Death Benefit Death Benefit     Death Benefit  Death Benefit
--------------------------------------------------------------------------------------
SEI VP Large Cap Value
Fund
--------------------------------------------------------------------------------------
SEI VP Large Cap Growth
Fund
--------------------------------------------------------------------------------------
SEI VP Small Cap Value
Fund
--------------------------------------------------------------------------------------
SEI VP Small Cap Growth
Fund
--------------------------------------------------------------------------------------
SEI VP International
Equity Fund
--------------------------------------------------------------------------------------
SEI VP Emerging Markets
Equity
Fund
--------------------------------------------------------------------------------------
SEI VP Core Fixed Income
Fund
--------------------------------------------------------------------------------------
SEI VP High Yield Bond
Fund
--------------------------------------------------------------------------------------
SEI VP International
Fixed
Income Fund
--------------------------------------------------------------------------------------
SEI VP Emerging Markets
Debt
Fund
--------------------------------------------------------------------------------------
SEI VP Prime Obligations
Fund
--------------------------------------------------------------------------------------

(B) Formulas
Average annual total return for each period was determined by finding the average annual compounded rate of return over each period that would equate the initial amount invested to the ending redeemable value for that period, according to the following formula--

P(1 + T)n = ERV
Where: P = a hypothetical initial purchase payment of $1,000
    T = average annual total return for the period in question n = number of years
    ERV = redeemable value (as of the end of the period in question) of a hypothetical $1,000 purchase payment made at the beginning of the 1-year, 5-year, or 10-year period in question (or fractional portion thereof)

(C) Other Non-Standardized investment results:
The VAA may illustrate its results over various periods and compare its results to indices and other variable annuities in sales materials including advertisements, brochures and reports. Such results may be computed on a cumulative and/or annualized basis.

Cumulative quotations are arrived at by calculating the change in the accumulation unit value between the first and last day of the base period being measured, and expressing the difference as a percentage of the unit value at the beginning of the base period.

Annualized quotations are arrived at by applying a formula which determines the level rate of return which, if earned over the entire base period, would produce the cumulative return.

Non-Standardized investment results
Variable subaccounts of Account T

$10,000 invested in
this fund through
SEI Variable Annuity
this many years ago . . .         . . . would have grown to this amount on
                 .*

                                                        VP Large Cap Value Fund
                                                    Return of
                                    Account Value   Premium         Annual Step-Up  5% Step-Up
                                    Death Benefit   Death Benefit   Death Benefit   Death Benefit
                                    --------------- --------------- --------------- ---------------
                                           Compound        Compound        Compound        Compound
                                           Growth          Growth          Growth          Growth
Number of Years   Periods           Amount Rate     Amount Rate     Amount Rate     Amount Rate
---------------------------------------------------------------------------------------------------
1                                    $          %    $          %    $           %   $          %
---------------------------------------------------------------------------------------------------
Lifetime of Fund                                %               %                %              %
---------------------------------------------------------------------------------------------------

                                                       VP Large Cap Growth Fund
                                                    Return of
                                    Account Value   Premium         Annual Step-Up  5% Step-Up
                                    Death Benefit   Death Benefit   Death Benefit   Death Benefit
                                    --------------- --------------- --------------- ---------------
                                           Compound        Compound        Compound        Compound
                                           Growth          Growth          Growth          Growth
Number of Years   Periods           Amount Rate     Amount Rate     Amount Rate     Amount Rate
---------------------------------------------------------------------------------------------------
1                                    $          %    $          %    $           %   $          %
---------------------------------------------------------------------------------------------------
Lifetime of Fund                                %               %                %              %
---------------------------------------------------------------------------------------------------

                                                        VP Small Cap Value Fund
                                                    Return of
                                    Account Value   Premium         Annual Step-Up  5% Step-Up
                                    Death Benefit   Death Benefit   Death Benefit   Death Benefit
                                    --------------- --------------- --------------- ---------------
                                           Compound        Compound        Compound        Compound
                                           Growth          Growth          Growth          Growth
Number of Years   Periods           Amount Rate     Amount Rate     Amount Rate     Amount Rate
---------------------------------------------------------------------------------------------------
1                                    $          %    $          %    $           %   $          %
---------------------------------------------------------------------------------------------------
Lifetime of Fund                                %               %                %              %
---------------------------------------------------------------------------------------------------

                                                       VP Small Cap Growth Fund
                                                    Return of
                                    Account Value   Premium         Annual Step-Up  5% Step-Up
                                    Death Benefit   Death Benefit   Death Benefit   Death Benefit
                                    --------------- --------------- --------------- ---------------
                                           Compound        Compound        Compound        Compound
                                           Growth          Growth          Growth          Growth
Number of Years   Periods           Amount Rate     Amount Rate     Amount Rate     Amount Rate
---------------------------------------------------------------------------------------------------
1                                    $          %    $          %    $           %   $          %
---------------------------------------------------------------------------------------------------
Lifetime of Fund                                %               %                %              %
---------------------------------------------------------------------------------------------------


                                                     VP International Equity Fund
                                                    Return of
                                    Account Value   Premium         Annual Step-Up  5% Step-Up
                                    Death Benefit   Death Benefit   Death Benefit   Death Benefit
                                    --------------- --------------- --------------- ---------------
                                           Compound        Compound        Compound        Compound
                                           Growth          Growth          Growth          Growth
Number of Years   Periods           Amount Rate     Amount Rate     Amount Rate     Amount Rate
---------------------------------------------------------------------------------------------------
1                                    $          %    $          %    $           %   $          %
---------------------------------------------------------------------------------------------------
Lifetime of Fund                                %               %                %              %
---------------------------------------------------------------------------------------------------

                                                    VP Emerging Markets Equity Fund
                                                    Return of
                                    Account Value   Premium         Annual Step-Up  5% Step-Up
                                    Death Benefit   Death Benefit   Death Benefit   Death Benefit
                                    --------------- --------------- --------------- ---------------
                                           Compound        Compound        Compound        Compound
                                           Growth          Growth          Growth          Growth
Number of Years   Periods           Amount Rate     Amount Rate     Amount Rate     Amount Rate
---------------------------------------------------------------------------------------------------
1                                    $          %    $          %    $           %   $          %
---------------------------------------------------------------------------------------------------
Lifetime of Fund                                %               %                %              %
---------------------------------------------------------------------------------------------------

                                                       VP Core Fixed Income Fund
                                                    Return of
                                    Account Value   Premium         Annual Step-Up  5% Step-Up
                                    Death Benefit   Death Benefit   Death Benefit   Death Benefit
                                    --------------- --------------- --------------- ---------------
                                           Compound        Compound        Compound        Compound
                                           Growth          Growth          Growth          Growth
Number of Years   Periods           Amount Rate     Amount Rate     Amount Rate     Amount Rate
---------------------------------------------------------------------------------------------------
1                                    $          %    $          %    $           %   $          %
---------------------------------------------------------------------------------------------------
Lifetime of Fund                                %               %                %              %
---------------------------------------------------------------------------------------------------

                                                        VP High Yield Bond Fund
                                                    Return of
                                    Account Value   Premium         Annual Step-Up  5% Step-Up
                                    Death Benefit   Death Benefit   Death Benefit   Death Benefit
                                    --------------- --------------- --------------- ---------------
                                           Compound        Compound        Compound        Compound
                                           Growth          Growth          Growth          Growth
Number of Years   Periods           Amount Rate     Amount Rate     Amount Rate     Amount Rate
---------------------------------------------------------------------------------------------------
1                                    $          %    $          %    $           %   $          %
---------------------------------------------------------------------------------------------------
Lifetime of Fund                                %               %                %              %
---------------------------------------------------------------------------------------------------

                                                  VP International Fixed Income Fund
                                                    Return of
                                    Account Value   Premium         Annual Step-Up  5% Step-Up
                                    Death Benefit   Death Benefit   Death Benefit   Death Benefit
                                    --------------- --------------- --------------- ---------------
                                           Compound        Compound        Compound        Compound
                                           Growth          Growth          Growth          Growth
Number of Years   Periods           Amount Rate     Amount Rate     Amount Rate     Amount Rate
---------------------------------------------------------------------------------------------------
1                                    $          %    $          %    $           %   $          %
---------------------------------------------------------------------------------------------------
Lifetime of Fund                                %               %                %              %
---------------------------------------------------------------------------------------------------

                                                     VP Emerging Markets Debt Fund
                                                    Return of
                                    Account Value   Premium         Annual Step-Up  5% Step-Up
                                    Death Benefit   Death Benefit   Death Benefit   Death Benefit
                                    --------------- --------------- --------------- ---------------
                                           Compound        Compound        Compound        Compound
                                           Growth          Growth          Growth          Growth
Number of Years   Periods           Amount Rate     Amount Rate     Amount Rate     Amount Rate
---------------------------------------------------------------------------------------------------
1                                    $          %    $          %    $           %   $          %
---------------------------------------------------------------------------------------------------
Lifetime of Fund                                %               %                %              %
---------------------------------------------------------------------------------------------------


                                                       VP Prime Obligations Fund
                                                    Return of
                                    Account Value   Premium         Annual Step-Up  5% Step-Up
                                    Death Benefit   Death Benefit   Death Benefit   Death Benefit
                                    --------------- --------------- --------------- ---------------
                                           Compound        Compound        Compound        Compound
                                           Growth          Growth          Growth          Growth
Number of Years   Periods           Amount Rate     Amount Rate     Amount Rate     Amount Rate
---------------------------------------------------------------------------------------------------
1                                    $          %    $          %    $           %   $          %
---------------------------------------------------------------------------------------------------
Lifetime of Fund                                %               %                %              %
---------------------------------------------------------------------------------------------------

*For purposes of determining these investment results, the mortality and expense risk charge and administrative fee have been taken into account. No $40 account fee has been deducted. The total annual charge for the Account Value death benefit option is .35%; .40% for the Return of Premium death benefit option; .50% for the Annual Step-up death benefit option; and .65% for the 5% Step-up death benefit option.
Annuity payouts

Variable annuity payouts
Variable annuity payouts will be determined on the basis of: (1) the dollar value of the contract on the annuity commencement date; (2) the annuity tables contained in the contract; (3) the type of annuity option selected; and (4) the investment results of the fund(s) selected. In order to determine the amount of variable annuity payouts, Lincoln Life makes the following calculation: first, it determines the dollar amount of the first payout; second, it credits the contract with a fixed number of annuity units based on the amount of the first payout; and third, it calculates the value of the annuity units each period thereafter. These steps are explained below.

The dollar amount of the first periodic variable annuity payout is determined by applying the total value of the accumulation units credited under the contract valued as of the annuity commencement date (less any premium taxes) to the annuity tables contained in the contract. The first variable annuity payout will be paid 14 days after the annuity commencement date. This day of the month will become the day on which all future annuity payouts will be paid. Amounts shown in the tables are based on the 1983 Table "a" Individual Annuity Mortality Tables, modified, with an assumed investment return at the rate of 3%, 4%, 5% or 6% per annum. The first annuity payout is determined by multiplying the benefit per $1,000 of value shown in the contract tables by the number of thousands of dollars of value accumulated under the contract. These annuity tables vary according to the form of annuity selected and the age of the annuitant at the annuity commencement date. The assumed interest rate described above is the measuring point for subsequent annuity payouts. If the actual net investment rate (annualized) exceeds the assumed interest rate, the payout will increase at a rate equal to the amount of such excess. Conversely, if the actual rate is less than the assumed interest rate, annuity payouts will decrease. If the assumed interest rate were to be increased, annuity payouts would start at a higher level but would decrease more rapidly or increase more slowly.

Lincoln Life may use sex distinct annuity tables in contracts that are not associated with employer sponsored plans and where not prohibited by law.

At an annuity commencement date, the contract is credited with annuity units for each variable subaccount on which variable annuity payouts are based. The number of annuity units to be credited is determined by dividing the amount of the first periodic payout by the value of an annuity unit in each variable subaccount selected. Although the number of annuity units is fixed by this process, the value of such units will vary with the value of the underlying fund. The amount of the second and subsequent periodic payouts is determined by multiplying the contractowner's fixed number of annuity units in each variable subaccount by the appropriate annuity unit value for the valuation date ending 14 days prior to the date that payout is due.

The value of each variable subaccount's annuity unit will be set initially at $1.00. The annuity unit value for each variable subaccount at the end of any valuation date is determined as follows:

1. The total value of fund shares held in a given variable subaccount is calculated by multiplying the number of shares by the net asset value at the end of the valuation period plus any dividend or other distribution.

2. The liabilities of the variable subaccount, including daily charges and taxes, are subtracted.

3. The result is divided by the number of annuity units in the variable subaccount at the beginning of the valuation period, and adjusted by a factor to neutralize the assumed investment return in the annuity table.

The value of the annuity units is determined as of a valuation date 14 days prior to the payment date in order to permit calculation of amounts of annuity payouts and mailing of checks in advance of their due dates. Such checks will normally be issued and mailed at least three days before the due date.

Proof of age, sex and survival
Lincoln Life may require proof of age, sex, or survival of any payee upon whose age, sex, or survival payments depend.

Advertising and sales literature

As set forth in the Prospectus, Lincoln Life may refer to the following organizations (and others) in its marketing materials:

A.M. BEST'S RATING SYSTEM is designed to evaluate the various factors affecting the overall performance of an insurance company in order to provide an opinion as to an insurance company's relative financial strength and ability to meet its contractual obligations. The procedure includes both a quantitative and qualitative review of each company. A.M. Best also provides certain rankings, to which Lincoln Life intends to refer.

DUFF & PHELPS insurance company claims paying ability (CPA) service provides purchasers of insurance company policies and contracts with analytical and statistical information on the solvency and liquidity of major U.S. licensed insurance companies, both mutual and stock.

EAFE INDEX is prepared by Morgan Stanley Capital International (MSCI). It measures performance of equity securities in Europe, Australia and the Far East. The index reflects the movements of world stock markets by representing the evolution of an unmanaged portfolio. The EAFE Index offers international diversification representing over 1,000 companies across 20 different countries.

LIPPER VARIABLE INSURANCE PRODUCTS PERFORMANCE ANALYSIS SERVICE is a publisher of statistical data covering the investment company industry in the United States and overseas. Lipper is recognized as the leading source of data on open-end and closed-end funds. Lipper currently tracks the performance of over 5,000 investment companies and publishes numerous specialized reports, including reports on performance and portfolio analysis, fee and expense analysis.

MOODY'S insurance financial strength rating is an opinion of an insurance company's financial strength and ability to meet financial obligations. The purpose of Moody's ratings is to provide investors with a simple system of gradation by which the relative quality of insurance companies may be noted.

MORNINGSTAR is an independent financial publisher offering comprehensive statistical and analytical coverage of open-end and closed-end funds and variable annuities.

STANDARD & POOR'S insurance claims-paying ability rating is an opinion of an operating insurance company's financial capacity to meet obligations under an insurance policy in accordance with the terms. The likelihood of a timely flow of funds from the insurer to the trustee for the bondholders is a key element in the rating determination for such debt issues.

VARDS (VARIABLE ANNUITY RESEARCH DATA SERVICE) provides a comprehensive guide to variable annuity contract features and historical fund performance. The service also provides a readily understandable analysis of the comparative characteristics and market performance of funds inclusive in variable contracts.

STANDARD & POOR'S 500 INDEX is a broad-based measurement of U.S. stock-market performance based on the weighted average performance of 500 common stocks of leading companies in leading industries; commonly known as the Standard & Poor's 500 (S&P 500). The selection of stocks, their relative weightings to reflect differences in the number of outstanding shares, and publication of the index itself are services of Standard & Poor's Corporation, a financial advisory, securities rating, and publishing firm.

NASDAQ-OTC PRICE INDEX is based on the National Association of Securities Dealers Automated Quotations (NASDAQ) and represents all domestic over-the-counter stocks except those traded on exchanges and those having only one market maker, a total of some 3,500 stocks. It is market value- weighted and was introduced with a base of 100.00 on February 5, 1971.

DOW JONES INDUSTRIAL AVERAGE (DJIA) is a price-weighted average of 30 actively traded blue chip stocks, primarily industrials currently including American Express Company and American Telephone and Telegraph Company. Prepared and published by Dow Jones & Company, it is the oldest and most widely quoted of all the market indicators. The average is quoted in points, not dollars.

In its advertisements and other sales literature for the VAA and the trust funds, Lincoln Life intends to illustrate the advantages of the contracts in a number of ways:

COMPOUND INTEREST ILLUSTRATIONS will emphasize several advantages of the variable annuity contract. For example, but not by way of illustration, the literature may emphasize the potential tax savings through tax deferral; the potential advantage of the variable annuity account over the fixed account; and the compounding effect when a client makes regular deposits to his or her contract.

INTERNET is an electronic communications network which may be used to provide information regarding Lincoln Life, performance of the variable subaccounts and advertisement literature.

DOLLAR-COST AVERAGING (DCA) may be used by you to systematically transfer on a monthly basis amounts from the SEI VP Prime Obligations subaccount into the other variable subaccounts. We reserve the right to change subaccounts under this program. You may elect to participate in the DCA program at the time of application or at anytime before the annuity commencement date by completing an election form available from us. The minimum amount to be dollar cost averaged is $1,500 over any period between six and 60 months. Once elected, the program will remain in effect until the earlier of: (1) the annuity commencement date; (2) the value of the amount being DCA'd is depleted; or (3) you cancel the program by written request or by telephone if we have your telephone authorization on file. Currently, there is no charge for this service. However, we reserve the right to impose one. A transfer under this program is not considered a transfer for purposes of limiting the number of transfers that may be made, or assessing any charges which may apply to transfers. We reserve the right to discontinue this program at any time. DCA does not assure a profit or protect against loss.

AUTOMATIC WITHDRAWAL SERVICE (AWS) provides an automatic, periodic withdrawal of account value to you. You may elect to participate in AWS at the time of application or at any time before the annuity commencement date by sending a written request to our home office. The minimum account value required to establish AWS is $10,000. You may cancel or make changes to your AWS program at any time by sending a written request to our home office. If telephone authorization has been elected, certain changes may be made by telephone. Notwithstanding the requirements of the program, any withdrawal must be permitted by Section 401(a)(9) of the code for qualified plans or permitted under Section 72 for non-qualified contracts. Currently, there is no charge for this service. However, we reserve the right to impose one. If a charge is imposed, it will not exceed $25 per transaction or 2% of the amount withdrawn, whichever is less. We reserve the right to discontinue this service at any time.

CROSS-REINVESTMENT SERVICE allows the account value in a designated variable subaccount that exceeds a certain baseline amount to automatically be transferred to another specific variable subaccount(s) at specific intervals. You may elect to participate in cross-reinvestment at the time of application or at any time before the annuity commencement date by sending a written request to our home office or by telephone if we have your telephone authorization on file. You designate the holding account, the receiving account(s), and the baseline amount. Cross-reinvestment will continue until we receive authorization to terminate the program.

The minimum holding account value required to establish cross-reinvestment is $10,000. Currently, there is no charge for this service. However, we reserve the right to impose one. A transfer under this program is not considered a transfer for purposes of limiting the number of transfers that may be made, or assessing any charges which may apply to transfers. We reserve the right to discontinue this service at any time.

SEI's Asset Management Program
SEI's Asset Management Program is a comprehensive investment management program that utilizes actively managed portfolios with the underlying SEI insurance funds with the potential for enhanced returns and lower risk. Under the program SIMC, the portfolio manager, determines how account values should be allocated to the funds. SIMC reviews the allocations periodically and may make changes from time to time. At the end of each calendar quarter, account values are automatically rebalanced to equal the correct portfolio allocation as determined by SIMC. This rebalancing is normally necessary because the funds have performed differently (resulting in various funds having more or less than the targeted allocations) or because the portfolio manager has decided to change the allocations. SIMC is a registered investment adviser with the SEC.

Lincoln Life's customers. Sales literature for the VAA and the trust's funds may refer to the number of employers and the number of individual annuity clients which Lincoln Life serves. As of the date of this SAI, Lincoln Life was serving over 10,000 employers and more than 1 million individuals.

Lincoln Life's assets, size. Lincoln Life may discuss its general financial condition (see, for example, the reference to A.M. Best Company, above); it may refer to its assets; it may also discuss its relative size and/or ranking among companies in the industry or among any sub-classification of those companies, based upon recognized evaluation criteria (see reference to A.M. Best Company above). For example, at year-end 1999 Lincoln Life had statutory admitted assets of over $70 billion.

Financial statements

The statutory-basis financials statements of Lincoln Life appear on the following pages. Financial Statements for the VAA are not included because, as of the date hereof, the VAA had no assets, had incurred no liabilities, and had not yet commenced operations.

                                    Part C

ITEM 24.  FINANCIAL STATEMENTS AND EXHIBITS

   (a) Financial Statements provided in the Statement of Additional Information.


1. Part A The Table of Condensed Financial Information is included in Part A of this Registration Statement. (To be filed by amendment)

2. Part B The following Financial Statements for the Variable Account are included in Part B of this Registration Statement. Not applicable

3. Part B The following Statutory-Basis Financial Statements of The Lincoln National Life Insurance Company are included in the SAI: (To be filed by amendment)


(b) Exhibits

     (1) Resolution of the Board of Directors and Memorandum from the President of The Lincoln National Life Insurance Company authorizing establishment of the Variable Account.

     (2) Not Applicable.

     (3) (a) Underwriting Agreement (To be filed by amendment)

     (3) (b) Selling Group Agreement (To be filed by amendment)

     (4) (a) Variable Annuity contract.

     (5) Application.

     (6) (a) Articles of Incorporation of The Lincoln National Life Insurance Company are incorporated herein by reference to Registration Statement on Form N-4 (333-40937) filed on November 9, 1998.

         (b) By-laws of The Lincoln National Life Insurance Company are incorporated herein by reference to Registration Statement on Form N-4 (333-40937) filed on November 9, 1998.

     (7) Not applicable.

     (8) (a) Participation Agreement (To be filed by amendment)

         (b) Service Agreement between Delaware Management Holdings, Inc., Delaware Services Company, Inc. and The Lincoln National Life Insurance Company is incorporated herein by reference to the Registration Statement of Flexible Premium Variable Life Account F, Form S-6 (333-40745) filed November 21, 1997.

     (9) Opinion and Consent of Mary Jo Ardington, Counsel, of The Lincoln National Life Insurance Company. (To be filed by amendment)

     (10) Consent of Ernst & Young LLP, Independent Auditors. (To be filed by amendment)

     (11) Not applicable.

     (12) Not applicable.


     (13) Schedule for Computation of Performance Quotations. (To be filed by amendment)

     (14) Not applicable.


     (15) (a) Organizational Chart of the Lincoln National Insurance Holding Company System. (To be filed by amendment)

          (b) Books and Records Report. (To be filed by amendment)

ITEM 25.  DIRECTORS AND OFFICERS OF THE DEPOSITOR


NAME                          POSITIONS AND OFFICES WITH DEPOSITOR
----                          ------------------------------------

Jon A. Boscia**               President and Director
John H. Gotta****             Senior Vice President, Chief Executive Officer of
                              Life Insurance and Director
Stephen H. Lewis*             Senior Vice President, Interim Chief Executive
                              Officer of Annuities and Director
H. Thomas McMeekin**          Director
Cynthia A. Rose**             Secretary and Assistant Vice President
Lawrence T. Rowland***        Executive Vice President and Director
Keith J. Ryan*                Vice President, Controller, and Chief Accounting
                              Officer
Todd R. Stephenson*           Senior Vice President, Chief Financial Officer and
                              Assistant Treasurer
Eldon J. Summers**            Second Vice President and Treasurer
Richard C. Vaughan**          Director
Roy V. Washington*****        Vice President and Chief Compliance Officer

     * Principal business address is 1300 South Clinton Street, Fort Wayne, IN 46802-3506

     ** Principal business address is Central Square, West Tower, 1500 Market St., Ste 3900, Philadelphia, PA 19102-2112

     *** Principal business address is 1700 Magnavox Way, One Reinsurance Place, Fort Wayne, IN 46804-1538

     ****      Principal business address is 350 Church Street, Hartford,
               CT 06103

     *****     Principal business address is 915 S. Clinton, Fort Wayne, IN
               46802

ITEM 26. PERSONS CONTROLLED BY OR UNDER COMMON CONTROL WITH THE DEPOSITOR OR REGISTRANT


     See Exhibit 15(a): Organizational Chart of the Lincoln National Insurance Holding Company System. (To be filed by amendment)

ITEM 27.  NUMBER OF PURCHASERS

     Not applicable.

ITEM 28.  INDEMNIFICATION

     (a) Brief description of indemnification provisions.

     In general, Article VII of the By-laws of The Lincoln National Life Insurance Company (Lincoln Life) provides that Lincoln Life will indemnify certain persons against expenses, judgments and certain other specified costs incurred by any such person if he/she is made a party or is threatened to be made a party to a suit or proceeding because he/she was a director, officer, or employee of Lincoln Life, as long as he/she acted in good faith and in a manner he/she reasonably believed to be in the best interests of, or not opposed to the best interests of, Lincoln Life. Certain additional conditions apply to indemnification in criminal proceedings.

     In particular, separate conditions govern indemnification of directors, officers, and employees of Lincoln Life in connection with suits by, or in the right of, Lincoln Life. Please refer to Article VII of the By-laws of Lincoln Life (Exhibit No. 6(b) hereto) for the full text of the indemnification provisions. Indemnification is permitted by, and is subject to the requirements of, Indiana law.

     (b) Undertaking pursuant to Rule 484 of Regulation C under the Securities Act of 1933.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 28(a) above or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is again public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Life Insurance (avail. Nov. 28, 1988) no-action letter with respect to Contracts used in connection with retirement plans meeting the requirements of Section 403(b) of the Internal Revenue Code, and represents further that it will comply with the provisions of paragraphs
     (1) through (4) set forth in that no-action letter.

ITEM 29.  PRINCIPAL UNDERWRITER
     (a) SEI Investments Distribution Co. ("SIDCo") does not act as principal underwriter for any other funds.

         1)                         2)
      (b)   Name and Principal      Positions and offices
            Business Address*       with Underwriter
            ------------------      ---------------------

            Alfred P. West, Jr.     Director, Chairman of the Board of Directors
            Richard B. Lieb         Director, Executive Vice President
            Carmen V. Romeo         Director
            Mark J. Held            President & Chief Operating Officer
            Gilbert L. Beebower     Executive Vice President
            Dennis J. McGonigle     Executive Vice President
            Robert M. Silvestri     Chief Financial Officer & Treasurer
            Leo J. Dolan, Jr.       Senior Vice President
            Carl A. Guarino         Senior Vice President
            Larry Hutchison         Senior Vice President
            Jack May                Senior Vice President
            Hartland J. McKeown     Senior Vice President
            Kevin P. Robins         Senior Vice President & General Counsel
            Patrick K. Walsh        Senior Vice President
            Robert Aller            Vice President
            Timothy D. Barto        Vice President & Assistant Secretary
            Gordon W. Carpenter     Vice President
            Todd Cipperman          Vice President & Assistant Secretary
            S. Courtney E. Collier  Vice President & Assistant Secretary
            Robert Crudup           Vice President & Managing Director
            Richard A. Deak         Vice President & Assistant Secretary
            Barbara Doyne           Vice President
            Jeff Drennen            Vice President
            James R. Foggo          Vice President & Assistant Secretary
            Vic Galef               Vice President & Managing Director
            Lydia A. Gavalis        Vice President & Assistant Secretary
            Greg Gettinger          Vice President & Assistant Secretary
            Kathy Heilig            Vice President
            Jeff Jacobs             Vice President
            Samuel King             Vice President
            Kim Kirk                Vice President & Managing Director
            John Krzeminski         Vice President & Managing Director
            Christine M. McCullough Vice President & Assistant Secretary
            Carolyn McLaurin        Vice President & Managing Director
            Mark Nagle              Vice President
            Joanne Nelson           Vice President
            Cynthia M. Parrish      Vice President & Secretary
            Rob Redican             Vice President
            Maria Rinehart          Vice President
            Edward T. Searle        Vice President & Assistant Secretary
            Steve Smith             Vice President
            Daniel Spaventa         Vice President
            Kathryn L. Stanton      Vice President
            Lynda J. Striegel       Vice President & Assistant Secretary
            Lori L. White           Vice President & Assistant Secretary
            Wayne M. Withrow        Vice President & Managing Director

            * The principal business address is One Freedom Valley Drive,
              Oaks, PA 19456

ITEM 29.                       PRINCIPAL UNDERWRITER

(c) Name of Principal Underwriter: Net Underwriting Discounts and Commissions:
None.

Item 30.  Location of Accounts and Records

     See Exhibit 14(b) is hereby incorporated herein by reference. (TO BE FILED BY AMENDMENT)

Item 31.  Management Services

     Not Applicable.



Item 32
-------

(a) Registrant undertakes that it will file a post-effective amendment to this registration statement as frequently as necessary to ensure that the audited financial statements in the registration statement are never more than 16 months old for so long as payments under the variable annuity contracts may be accepted.

(b) Registrant undertakes that it will include either (1) as part of any application to purchase a Certificate or an Individual Contract offered by the Prospectus, a space that an applicant can check to request a Statement of Additional Information, or (2) a post card or a similar written communication affixed to or included in the Prospectus that the applicant can remove to send for a statement of Additional Information.

(c) Registrant undertakes to deliver any Statement of Additional Information and any financial statements required to be made available under this Form promptly upon written or oral request to Lincoln Life at the address or phone number listed in the Prospectus.

(d) The Lincoln National Life Insurance Company hereby represents that the fees and charges deducted under the contract, in the aggregate, are reasonable in relation to the services rendered, the expenses expected to be incurred, and the risks assumed by The Lincoln National Life Insurance Company.

(e) Registrant hereby represents that it is relying on the American Council of Life Insurance (avail. Nov. 28, 1988) no-action letter with respect to Contracts used in connection with retirement plans meeting the requirements of Section 403(b) of the Internal Revenue Code, and represents further that it will comply with the provisions of paragraphs (1) through (4) set forth in that no-action letter.


(f) For Contracts sold in connection with the Texas Option Retirement Program, Registrant is relying on Rule 6c-7 and represents that paragraphs (a) through (d) of that rule have been complied with.

                                  SIGNATURES


(a) As required by the Securities Act of 1933 and the Investment Company Act of 1940, the Registrant has caused this Registration Statement to be signed on its behalf, in the City of Fort Wayne, and the State of Indiana on this 13th day of March, 2000.

                                LINCOLN LIFE VARIABLE ANNUITY
                                ACCOUNT T -- SEI VARIABLE ANNUITY
                                (Registrant)


                                By: /s/ Kelly D. Clevenger
                                    -------------------------------------
                                    Kelly D. Clevenger
                                    Vice President, Lincoln Life
                                    (Title)


                                By: THE LINCOLN NATIONAL LIFE
                                    INSURANCE COMPANY
                                    (Depositor)

                                By: /s/ Stephen H. Lewis
                                    -------------------------------------
                                    Stephen H. Lewis
                                    (Signature-Officer of Depositor)
                                    Senior Vice President, Lincoln Life
                                    (Title)

(b) As required by the Securities Act of 1933, this Registration Statement has been signed for the Depositor by the following persons in the capacities and on the dates indicated.

Signature                    Title                              Date
---------                    -----                              ----
/s/ Jon A. Boscia            President and Director             March 13, 2000
----------------------       (Principal Executive Officer)
Jon A. Boscia


/s/ Keith J. Ryan            Vice President and Controller      March 13, 2000
----------------------       (Principal Accounting Officer)
Keith J. Ryan


/s/ Todd R. Stephenson       Senior Vice President,             March 13, 2000
----------------------       Chief Financial Officer
Todd R. Stephenson           and Assistant Treasurer
                             (Principal Financial Officer)


/s/ Stephen H. Lewis         Second Vice President,             March 13, 2000
----------------------       Interim Chief Executive Officer
Stephen H. Lewis             of Annuities and Director


/s/ John H. Gotta            Senior Vice President,             March 13, 2000
----------------------       Chief Executive Officer of
John H. Gotta                Life Insurance and Director


                             Executive Vice President           March 13, 2000
----------------------       and Director
Lawrence T. Rowland


/s/ H. Thomas McMeekin       Director                           March 13, 2000
----------------------
H. Thomas McMeekin
                             Director                           March 13, 2000

/s/ Richard C. Vaughan
----------------------
Richard C. Vaughan